Filed Pursuant to Rule 424(b)(3) and (b)(7)
Registration No. 333-163788
PROSPECTUS

$100,000,000

Finisar Corporation

5.0% Convertible Senior Notes due 2029 and the Common Stock Issuable Upon Conversion of the Notes

We issued the 5.0% convertible senior notes due 2029, hereafter referred to as “the notes” or “the senior notes,” in a private placement in October 2009. This prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of their notes. We will receive no part of the proceeds from the sale of the securities offered in this prospectus. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling securityholders will be borne by the selling securityholders. None of the securities offered pursuant to this prospectus have been registered prior to the filing of the registration statement of which this prospectus is a part.

Finisar will pay interest on the notes on April 15 and October 15 of each year. The notes will mature on October 15, 2029.

The notes are convertible, at the option of the holder, at any time on or prior to the close of business on the trading day before the stated maturity date into shares of Finisar’s common stock. The initial conversion rate is 93.6768 shares of common stock per $1,000 principal amount of the notes (equivalent to an initial conversion price of approximately $10.68 per share of common stock), subject to adjustment upon the occurrence of certain events. Upon conversion of the notes, holders will receive shares of common stock unless Finisar obtains consent from a majority of the holders to deliver cash or a combination of cash and shares of common stock in satisfaction of its conversion obligation. If a holder elects to convert the notes in connection with a “fundamental change” (as defined in the indenture) that occurs prior to October 15, 2014, the conversion rate applicable to the notes will be increased as provided in the Indenture.

Holders of the notes have the right to require Finisar to redeem, for cash, the notes upon the occurrence of a fundamental change, as defined in the indenture, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date. Holders may also require Finisar to redeem, for cash, any of their notes on October 15, 2014, October 15, 2016, October 15, 2019 and October 15, 2024 at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

Finisar has the right to redeem the notes in whole or in part at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date, at any time on or after October 22, 2014 if the last reported sale price per share of the Company’s common stock exceeds 130% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending within five days of the date on which Finisar provides the notice of redemption.

Finisar may redeem the notes in whole or in part at any time on or after October 22, 2014 at the redemption prices described in this prospectus.

The notes are Finisar’s senior unsecured and unsubordinated obligations, and rank equally in right of payment to all of Finisar’s other unsecured and unsubordinated indebtedness, but are effectively subordinated in right of payment to Finisar’s secured indebtedness and liabilities to the extent of the value of the collateral securing those obligations, and structurally subordinated to the indebtedness and other liabilities of Finisar’s subsidiaries. The indenture governing the notes does not limit the incurrence by Finisar or its subsidiaries of senior indebtedness or other indebtedness.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “FNSR.” On January 15, 2010, the last reported sale price for our common stock was $10.71 per share.

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 6 OF THIS PROSPECTUS AND CONTAINED IN ANY PROSPECTUS SUPPLEMENT AND IN ANY RELATED FREE WRITING PROSPECTUS AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

The selling securityholders and any brokers executing selling orders on behalf of the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. Commissions received by a broker executing selling orders may be deemed to be underwriting commissions under the Securities Act.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 15, 2010.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC. You should read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Incorporation by Reference.” To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement or related free writing prospectus, you should rely on the information in the prospectus supplement or the related free writing prospectus, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement or any related free writing prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any applicable prospectus supplement. This prospectus and any applicable prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus, any applicable prospectus supplement or any related free writing prospectus is delivered or securities are sold on a later date.

When used in this prospectus, references to “Finisar,” the “Company,” “we,” “us” and “our” refer to Finisar Corporation and its consolidated subsidiaries, unless otherwise indicated or the context otherwise requires.

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SUMMARY

This summary highlights selected information from this prospectus and the documents incorporated herein by reference and does not include all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, including the risks of investing discussed under “Risk Factors” beginning on page 6, the documents incorporated by reference in this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part before investing in our notes or shares of common stock issuable upon conversion of the notes.

Finisar Corporation

Finisar Corporation is a leading provider of optical subsystems and components that are used to interconnect equipment in local area networks, or LANs, storage area networks, or SANs, metropolitan area networks, or MANs, fiber-to-home networks, or FTTx, cable television networks, or CATV, and wide area networks, or WANs. Our optical subsystems consist primarily of transceivers and transponders which provide the fundamental optical-electrical interface for connecting various types of equipment used in building these networks, including switches, routers and file servers used in wireline networks as well as antennas and base stations for wireless networks. These products rely on the use of digital and analog RF semiconductor lasers in conjunction with integrated circuit design and novel packaging technology to provide a cost-effective means for transmitting and receiving digital signals over fiber optic cable using a wide range of network protocols, transmission speeds and physical configurations over distances from 100 meters up to 200 kilometers. We also provide products for dynamically switching network traffic from one optical link to another across multiple wavelengths without first converting to an electrical signal known as reconfigurable optical add/drop multiplexers, or ROADMs. Our line of optical components consists primarily of packaged lasers and photodetectors used in transceivers, primarily for LAN and SAN applications, and passive optical components used in building MANs. Demand for our products is largely driven by the continually growing need for additional bandwidth created by the ongoing proliferation of data and video traffic that must be handled by both wireline and wireless networks. Our manufacturing operations are vertically integrated and include integrated circuit design and internal assembly and test capabilities for our optical subsystem products, as well as key components used in those subsystems. We sell our optical subsystem and component products to manufacturers of storage and networking equipment such as Alcatel-Lucent, Brocade, Cisco Systems, EMC, Emulex, Ericsson, Hewlett-Packard Company, Huawei, IBM, Juniper, Qlogic, Siemens and Tellabs.

We formerly provided network performance test systems through our Network Tools Division. On July 15, 2009, we consummated the sale of substantially all of the assets of the Network Tools Division to JDS Uniphase Corporation (“JDSU”).

We sell our optical products to manufacturers of storage systems, networking equipment and telecommunication equipment or their contract manufacturers, such as Alcatel-Lucent, Brocade, Cisco Systems, EMC, Emulex, Ericsson, Hewlett-Packard Company, Huawei, IBM, Juniper, Qlogic, Siemens and Tellabs. These customers, in turn, sell their systems to businesses and to wireline and wireless telecommunications service providers and cable TV operators, collectively referred to as carriers.

We were incorporated in California in April 1987 and reincorporated in Delaware in November 1999. Our principal executive offices are located at 1389 Moffett Park Drive, Sunnyvale, California 94089, and our telephone number at that location is (408) 548-1000. Our website is located at www.finisar.com. Information on our website is not a part of this prospectus.

The Offering

The summary below highlights information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the notes or the common stock issuable upon conversion of the notes. The “Description of Notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes and our common stock issuable upon conversion of the notes. As used in this section, references to “Finisar,” the “company,” “we,” “us” and “our” refer only to Finisar Corporation and do not include its direct or indirect subsidiaries.

Issuer	Finisar Corporation

Securities offered	$100,000,000 aggregate principal amount of 5.0% convertible senior notes due 2029 and shares of common stock issuable upon conversion of the notes.

Maturity of notes	October 15, 2029

Ranking	The notes are our senior unsecured and unsubordinated obligations and rank equal in right of payment to all of our other unsecured and unsubordinated indebtedness. The notes are effectively subordinated in right of payment to all of our existing and future secured indebtedness and liabilities to the extent of the value of the collateral securing those obligations and structurally subordinated to the indebtedness and other liabilities of our subsidiaries. As of November 1, 2009, we had approximately $18.4 million of secured debt outstanding and our direct and indirect subsidiaries had approximately $59.8 million of total debt outstanding (including trade and other payables but excluding liabilities of a type not required to be reflected on a balance sheet of such subsidiary in accordance with GAAP).

Interest	The notes bear interest at a rate of 5.0% per annum. Interest is payable semi-annually in arrears on each April 15 and October 15 beginning on April 15, 2010.

Conversion rights	You may convert your notes prior to the close of business on the trading day before the stated maturity date. The initial conversion rate is 93.6768 shares of common stock per $1,000 principal amount of notes, subject to adjustment. This is equivalent to an initial conversion price of approximately $10.68 per share.

Upon conversion you will receive shares of our common stock for your notes. If we have obtained consent from holders, we may elect to deliver cash or a combination of cash and common stock in satisfaction of our conversion obligation. In no event will the total number of shares of common stock to be issued upon conversion of any note exceed 117.096 shares per $1,000 principal amount of notes, subject to adjustment. See “Description of Notes — Conversion Rights.”

Conversion rate increase upon fundamental change	If you elect to convert your notes in connection with a fundamental change that occurs on or before October 15, 2014 as described below under “Description of Notes — Adjustment to Conversion Rate upon Occurrence of a Fundamental Change,” we will, to the extent described in this prospectus, increase the conversion rate applicable to the notes.

The amount of the increase in the applicable conversion rate, if any, will be based on our common stock price and the effective date of the fundamental change. A description of how the increase in the applicable conversion rate will be determined and a table showing the increase that would apply at various common stock prices and fundamental change effective dates are set forth under “Description of Notes — Adjustment to Conversion Rate upon Occurrence of a Fundamental Change.”

Optional redemption by us	We may redeem the notes in whole or in part on or after October 22, 2014 at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the redemption date if the closing price for our shares of common stock exceeds 130% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending within five trading days of the notice of redemption.

Redemption of notes at your option on specified dates	You may require us to redeem your notes for cash on October 15, 2014, October 15, 2016, October 15, 2019 and October 15, 2024 at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the redemption date. The terms of our credit facility with Wells Fargo Foothill, LLC prohibit payment of any redemption price until the later of the maturity date of the credit facility, which is expected to be October 2, 2013, or the repayment of all amounts due with respect to the credit facility.

Redemption of notes on a fundamental change	You may require us to redeem your notes for cash upon a fundamental change at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the redemption date. The terms of our credit facility with Wells Fargo Foothill, LLC prohibit payment of any fundamental change redemption price until the later of the maturity date of the credit facility, which is expected to be October 2, 2013, or the repayment of all amounts due with respect to the credit facility.

Resale registration rights	We have agreed to use our reasonable best efforts to file with the SEC within 90 days after the date of the original issuance of the notes, or within 120 days after such date if we are eligible and elect to file an automatic shelf registration statement, a shelf registration statement with respect to the resale of the notes and the common stock issuable upon conversion of the notes. We have agreed to use our reasonable best efforts to cause such registration statement to become effective within 180 days after the original issuance of the notes.

We have agreed to keep such shelf registration statement effective, subject to certain permitted exceptions, until the earliest of (i) one year from the latest date of original issuance of the notes; (ii) the date when all registrable securities shall have been registered under the Securities Act and disposed of; (iii) the date on which all registrable securities held by nonaffiliates are eligible to be sold to the public pursuant to Rule 144 under the Securities Act; and (iv) the date on which the registrable securities cease to be outstanding.

We will be required to pay additional interest, subject to some limitations, to the holders of the notes if we fail to comply with our obligations to register the notes and the common stock issuable upon conversion of the notes or the registration statement does not become effective within the specified time periods. See “Description of Notes — Resale Registration Rights.”

Trustee, paying agent, registrar and conversion agent	Wells Fargo Bank, National Association

Book-entry form	The notes have been issued in book-entry form and are represented by global certificates deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities except in limited circumstances.

Transfer restrictions	The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act, and, accordingly, are subject to transfer restrictions.

Trading of our common stock	Our common stock is listed on the Nasdaq Global Select Market and trades under the symbol “FNSR.”

Absence of a public market for the notes	The notes are new securities and there is currently no established market for the notes. Accordingly, we cannot assure holders as to the development or liquidity of any market for the notes. The initial purchaser has advised us that it currently intends to make a market in the notes; however, it is not obligated to do so, and it may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

Taxation	For certain United States federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of our common stock, see “Certain United States Federal Income Tax Considerations.”

Risk factors	You should carefully consider the information set forth in the section of this prospectus titled “Risk Factors” beginning on page 6 as well as the other information included in or incorporated by reference in this prospectus before deciding whether to invest in the notes and our common stock into which the notes may be converted.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements. These statements are based on our management’s current beliefs, expectations and assumptions about future events, conditions and results and on information currently available to us. Discussions containing these forward-looking statements may be found, among other places, in the Sections entitled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and in Quarterly Reports on Form 10-Q, as well as any amendments thereto, filed with the SEC.

All statements, other than statements of historical fact, included or incorporated herein regarding our strategy, future operations, financial position, future revenues, projected costs, plans, prospects and objectives are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” and similar expressions. These statements involve risks, uncertainties and other factors that may cause our actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and other factors that might cause or contribute to such differences include, but are not limited to, those discussed under “Risk Factors” and elsewhere in this prospectus as well as in our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q and any amendments thereto filed with the SEC. Given these risks, uncertainties and other factors, many of which are beyond our control, you should not place undue reliance on these forward-looking statements.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to revise any forward-looking statements to reflect events or developments occurring after the date of this prospectus, even if new information becomes available in the future.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors in addition to the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and in the documents incorporated herein or therein, before deciding whether to purchase any of the securities being registered pursuant to the registration statement of which this prospectus is a part. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment.

Risks Related to Our Company and Our Industry

Our quarterly revenues and operating results fluctuate due to a variety of factors, which may result in volatility or a decline in the price of our stock.

Our quarterly operating results have varied significantly due to a number of factors, including:

•	fluctuation in demand for our products;

•	the timing of new product introductions or enhancements by us and our competitors;

•	the level of market acceptance of new and enhanced versions of our products;

•	the timing or cancellation of large customer orders;

•	the length and variability of the sales cycle for our products;

•	pricing policy changes by us and our competitors and suppliers;

•	the availability of development funding and the timing of development revenue;

•	changes in the mix of products sold;

•	increased competition in product lines, and competitive pricing pressures; and

•	the evolving and unpredictable nature of the markets for products incorporating our optical components and subsystems.

We expect that our operating results will continue to fluctuate in the future as a result of these factors and a variety of other factors, including:

•	fluctuations in manufacturing yields;

•	the emergence of new industry standards;

•	failure to anticipate changing customer product requirements;

•	the loss or gain of important customers;

•	product obsolescence; and

•	the amount of research and development expenses associated with new product introductions.

Our operating results could also be harmed by:

•	the continuation or worsening of the current global economic slowdown or economic conditions in various geographic areas where we or our customers do business;

•	acts of terrorism and international conflicts or crises;

•	other conditions affecting the timing of customer orders; or

•	a downturn in the markets for our customers’ products, particularly the data storage and networking and telecommunications components markets.

We may experience a delay in generating or recognizing revenues for a number of reasons. Orders at the beginning of each quarter typically represent a small percentage of expected revenues for that quarter and are generally cancelable with minimal notice. Accordingly, we depend on obtaining orders during each quarter for shipment in that quarter to achieve our revenue objectives. Failure to ship these products by the end of a quarter may adversely affect our operating results. Furthermore, our customer agreements typically provide that the customer may delay scheduled delivery dates and cancel orders within specified timeframes without significant penalty. Because we base our operating expenses on anticipated revenue trends and a high percentage of our expenses are fixed in the short term, any delay in generating or recognizing forecasted revenues could significantly harm our business. It is likely that in some future quarters our operating results will again decrease from the previous quarter or fall below the expectations of securities analysts and investors. In this event, it is likely that the trading price of our common stock would significantly decline.

As a result of these factors, our operating results may vary significantly from quarter to quarter. Accordingly, we believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as indications of future performance. Any shortfall in revenues or net income from levels expected by the investment community could cause a decline in the trading price of our stock.

We may lose sales if our suppliers or independent contractors fail to meet our needs or go out of business.

We currently purchase a number of key components used in the manufacture of our products from single or limited sources, and we rely on several independent contract manufacturers to supply us with certain key subassemblies, including lasers, modulators, and printed circuit boards. We depend on these sources to meet our production needs. Moreover, we depend on the quality of the components and subassemblies that they supply to us, over which we have limited control. Several of our suppliers are or may become financially unstable as the result of current global market conditions. In addition, we have encountered shortages and delays in obtaining components in the past and expect to encounter additional shortages and delays in the future. Recently, many of our suppliers have extended lead times for many of their products as the result of significantly reducing capacity in light of the global slowdown in demand. This reduction in capacity has reduced the ability of many suppliers to respond to increases in demand. If we cannot supply products due to a lack of components, or are unable to redesign products with other components in a timely manner, our business will be significantly harmed. We generally have no long-term contracts with any of our component suppliers or contract manufacturers. As a result, a supplier or contract manufacturer can discontinue supplying components or subassemblies to us without penalty. If a supplier were to discontinue supplying a key component or cease operations, our business may be harmed by the resulting product manufacturing and delivery delays. We are also subject to potential delays in the development by our suppliers of key components which may affect our ability to introduce new products. Similarly, disruptions in the services provided by our contract manufacturers or the transition to other suppliers of these services could lead to supply chain problems or delays in the delivery of our products. These problems or delays could damage our relationships with our customers and adversely affect our business.

We use rolling forecasts based on anticipated product orders to determine our component and subassembly requirements. Lead times for materials and components that we order vary significantly and depend on factors such as specific supplier requirements, contract terms and current market demand for particular components. If we overestimate our component requirements, we may have excess inventory, which would increase our costs. If we underestimate our component requirements, we may have inadequate inventory, which could interrupt our manufacturing and delay delivery of our products to our customers. Any of these occurrences could significantly harm our business.

If we are unable to realize anticipated cost savings from the transfer of certain manufacturing operations to our overseas locations and increased use of internally-manufactured components our results of operations could be harmed.

As part of our cost of goods sold cost reduction initiatives planned for the next several quarters, we expect to realize significant cost savings through (i) the transfer of certain product manufacturing operations to lower cost off-shore locations and (ii) product engineering changes to enable the broader use of internally-manufactured components. The transfer of production to overseas locations may be more difficult and costly than we currently anticipate which could result in increased transfer costs and time delays. Further, following transfer, we may experience lower manufacturing yields than those historically achieved in our U.S. manufacturing locations. In addition, the engineering changes required for the use of internally-manufactured components may be more technically-challenging than we anticipate and customer acceptance of such changes could be delayed. If we fail to achieve the planned product manufacturing transfer and increase in internally-manufactured component use within our currently anticipated time frame, or if our manufacturing yields decrease as a result, our actual cost savings will be less than anticipated and our results of operations could be harmed.

We may not be able to obtain additional capital in the future, and failure to do so may harm our business.

We believe that our existing balances of cash, cash equivalents and short-term investments, together with the cash expected to be generated from future operations and borrowings under our bank credit facility, will be sufficient to meet our cash needs for working capital and capital expenditures for at least the next 12 months. We may, however, require additional financing to fund our operations in the future or to repay or otherwise retire all of our outstanding convertible debt in the aggregate principal amount of $129.6 million, of which $29.6 matures in October 2010 and the remaining $100 million is subject to redemption by the holders in October 2014, 2016, 2019 and 2024. Due to the unpredictable nature of the capital markets, particularly in the technology sector, we cannot assure you that we will be able to raise additional capital if and when it is required, especially if we experience disappointing operating results. If adequate capital is not available to us as required, or is not available on favorable terms, we could be required to significantly reduce or restructure our business operations. If we do raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders could be significantly diluted, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders.

We expect that our revenues and profitability will be adversely affected following our recently completed sale of our network performance test systems business.

On July 15, 2009, we completed the sale of substantially all of the assets of our Network Tools Division (excluding accounts receivable and payable) to JDSU for $40.6 million in cash. As a result of this transaction, we no longer offer network performance test products. These products accounted for $37.3 million, $38.6 million and $44.2 million in revenues during fiscal 2007, 2008 and 2009, respectively. Gross profit and operating profit margins on sales of network performance test products were generally higher than on our optical subsystem and component products. Accordingly, we expect that our revenues and profitability will continue to be lower than historical levels as a result of the sale unless and until we are able to achieve significant growth in our optical subsystems and components business.

Failure to accurately forecast our revenues could result in additional charges for obsolete or excess inventories or non-cancellable purchase commitments.

We base many of our operating decisions, and enter into purchase commitments, on the basis of anticipated revenue trends which are highly unpredictable. Some of our purchase commitments are not cancelable, and in some cases we are required to recognize a charge representing the amount of material or capital equipment purchased or ordered which exceeds our actual requirements. In the past, we have sometimes experienced significant growth followed by a significant decrease in customer demand such as occurred in fiscal 2001, when revenues increased by 181% followed by a decrease of 22% in fiscal 2002. Based on projected revenue trends during these periods, we acquired inventories and entered into purchase commitments in order to meet anticipated increases in demand for our products which did not materialize. As a result, we recorded significant charges for obsolete and excess inventories and non-cancelable purchase commitments which contributed to substantial operating losses in fiscal 2002. Should revenues in future periods again fall substantially below our expectations, or should we fail again to accurately forecast changes in demand mix, we could be required to record additional charges for obsolete or excess inventories or non-cancelable purchase commitments.

If we encounter sustained yield problems or other delays in the production or delivery of our internally-manufactured components or in the final assembly and test of our transceiver products, we may lose sales and damage our customer relationships.

Our manufacturing operations are highly vertically integrated. In order to reduce our manufacturing costs, we have acquired a number of companies, and business units of other companies, that manufacture optical components incorporated in our optical subsystem products and have developed our own facilities for the final assembly and testing of our products. For example, we design and manufacture many critical components including all of the short wavelength VCSEL lasers incorporated in transceivers used for LAN/SAN applications at our wafer fabrication facility in Allen, Texas and manufacture a portion of our internal requirements for longer wavelength lasers at our wafer fabrication facility in Fremont, California. We assemble and test most of our transceiver products at our facility in Ipoh, Malaysia. As a result of this vertical integration, we have become increasingly dependent on our internal production capabilities. The manufacture of critical components, including the fabrication of wafers, and the assembly and testing of our products, involve highly complex processes. For example, minute levels of contaminants in the manufacturing environment, difficulties in the fabrication process or other factors can cause a substantial portion of the components on a wafer to be nonfunctional. These problems may be difficult to detect at an early stage of the manufacturing process and often are time-consuming and expensive to correct. From time to time, we have experienced problems achieving acceptable yields at our wafer fabrication facilities, resulting in delays in the availability of components. Moreover, an increase in the rejection rate of products during the quality control process before, during or after manufacture, results in lower yields and margins. In addition, changes in manufacturing processes required as a result of changes in product specifications, changing customer needs and the introduction of new product lines have historically significantly reduced our manufacturing yields, resulting in low or negative margins on those products. Poor manufacturing yields over a prolonged period of time could adversely affect our ability to deliver our subsystem products to our customers and could also affect our sale of components to customers in the merchant market. Our inability to supply components to meet our internal needs could harm our relationships with customers and have an adverse effect on our business.

We are dependent on widespread market acceptance of our optical subsystems and components, and our revenues will decline if the markets for these products do not expand as expected.

We derive all of our revenue from sales of our optical subsystems and components. Accordingly, widespread acceptance of these products is critical to our future success. If the market does not continue to accept our optical subsystems and components, our revenues will decline significantly. Our future success ultimately depends on the continued growth of the communications industry and, in particular, the continued expansion of global information networks, particularly those directly or indirectly dependent upon a fiber optics infrastructure. As part of that growth, we are relying on increasing demand for voice, video and other data delivered over high-bandwidth network systems as well as commitments by network systems vendors to invest in the expansion of the global information network. As network usage and bandwidth demand increase, so does the need for advanced optical networks to provide the required bandwidth. Without network and bandwidth growth, the need for optical subsystems and components, and hence our future growth as a manufacturer of these products, and systems that test these products, will be jeopardized, and our business would be significantly harmed.

Many of these factors are beyond our control. In addition, in order to achieve widespread market acceptance, we must differentiate ourselves from our competition through product offerings and brand name recognition. We cannot assure you that we will be successful in making this differentiation or achieving widespread acceptance of our products. Failure of our existing or future products to maintain and achieve widespread levels of market acceptance will significantly impair our revenue growth.

We depend on large purchases from a few significant customers, and any loss, cancellation, reduction or delay in purchases by these customers could harm our business.

A small number of customers have consistently accounted for a significant portion of our revenues. For example, sales to our top five customers represented 43% of our revenues in first half of fiscal 2010 and 42% of our revenues in fiscal 2009. Our success will depend on our continued ability to develop and manage relationships with our major customers. Although we are attempting to expand our customer base, we expect that significant customer concentration will continue for the foreseeable future. We may not be able to offset any decline in revenues from our existing major customers with revenues from new customers, and our quarterly results may be volatile because we are dependent on large orders from these customers that may be reduced or delayed.

The markets in which we have historically sold our optical subsystems and components products are dominated by a relatively small number of systems manufacturers, thereby limiting the number of our potential customers. Recent consolidation of portions of our customer base, including telecommunications systems manufacturers and potential future consolidation, may have a material adverse impact on our business. Our dependence on large orders from a relatively small number of customers makes our relationship with each customer critically important to our business. We cannot assure you that we will be able to retain our largest customers, that we will be able to attract additional customers or that our customers will be successful in selling their products that incorporate our products. We have in the past experienced delays and reductions in orders from some of our major customers. In addition, our customers have in the past sought price concessions from us, and we expect that they will continue to do so in the future. Cost reduction measures that we have implemented over the past several years, and additional action we may take to reduce costs, may adversely affect our ability to introduce new and improved products which may, in turn, adversely affect our relationships with some of our key customers. Further, some of our customers may in the future shift their purchases of products from us to our competitors or to joint ventures between these customers and our competitors. The loss of one or more of our largest customers, any reduction or delay in sales to these customers, our inability to successfully develop relationships with additional customers or future price concessions that we may make could significantly harm our business.

Because we do not have long-term contracts with our customers, our customers may cease purchasing our products at any time if we fail to meet our customers’ needs.

Typically, we do not have long-term contracts with our customers. As a result, our agreements with our customers do not provide any assurance of future sales. Accordingly:

•	our customers can stop purchasing our products at any time without penalty;

•	our customers are free to purchase products from our competitors; and

•	our customers are not required to make minimum purchases.

Sales are typically made pursuant to inventory hub arrangements under which customers may draw down inventory to satisfy their demand as needed or pursuant to individual purchase orders, often with extremely short lead times. If we are unable to fulfill these orders in a timely manner, it is likely that we will lose sales and customers. If our major customers stop purchasing our products for any reason, our business and results of operations would be harmed.

The markets for our products are subject to rapid technological change, and to compete effectively we must continually introduce new products that achieve market acceptance.

The markets for our products are characterized by rapid technological change, frequent new product introductions, substantial capital investment, changes in customer requirements and evolving industry standards with respect to the protocols used in data communications, telecommunications and cable TV networks. Our future performance will depend on the successful development, introduction and market acceptance of new and enhanced products that address these changes as well as current and potential customer requirements. For example, the market for optical subsystems is currently characterized by a trend toward the adoption of “pluggable” modules and subsystems that do not require customized interconnections and by the development of more complex and integrated optical subsystems. We expect that new technologies will emerge as competition and the need for higher and more cost-effective bandwidth increases. The introduction of new and enhanced products may cause our customers to defer or cancel orders for existing products. In addition, a slowdown in demand for existing products ahead of a new product introduction could result in a write-down in the value of inventory on hand related to existing products. We have in the past experienced a slowdown in demand for existing products and delays in new product development and such delays may occur in the future. To the extent customers defer or cancel orders for existing products due to a slowdown in demand or in the expectation of a new product release or if there is any delay in development or introduction of our new products or enhancements of our products, our operating results would suffer. We also may not be able to develop the underlying core technologies necessary to create new products and enhancements, or to license these technologies from third parties. Product development delays may result from numerous factors, including:

•	changing product specifications and customer requirements;

•	unanticipated engineering complexities;

•	expense reduction measures we have implemented, and others we may implement, to conserve our cash and attempt to achieve and sustain profitability;

•	difficulties in hiring and retaining necessary technical personnel;

•	difficulties in reallocating engineering resources and overcoming resource limitations; and

•	changing market or competitive product requirements.

The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation and highly skilled engineering and development personnel, as well as the accurate anticipation of technological and market trends. The introduction of new products also requires significant investment to ramp up production capacity, for which benefit will not be realized if customer demand does not develop as expected. Ramping of production capacity also entails risks of delays which can limit our ability to realize the full benefit of the new product introduction. We cannot assure you that we will be able to identify, develop, manufacture, market or support new or enhanced products successfully, if at all, or on a timely basis. Further, we cannot assure you that our new products will gain market acceptance or that we will be able to respond effectively to product announcements by competitors, technological changes or emerging industry standards. Any failure to respond to technological change would significantly harm our business.

Continued competition in our markets may lead to an accelerated reduction in our prices, revenues and market share.

The end markets for optical products have experienced significant industry consolidation during the past few years while the industry that supplies these customers has not. As a result, the markets for optical subsystems and components are highly competitive. Our current competitors include a number of domestic and international companies, many of which have substantially greater financial, technical, marketing and distribution resources and brand name recognition than we have. We may not be able to compete successfully against either current or future competitors. Companies competing with us may introduce products that are competitively priced, have increased performance or functionality, or incorporate technological advances and may be able to react quicker to changing customer requirements and expectations. There is also the risk that network systems vendors may re-enter the subsystem market and begin to manufacture the optical subsystems incorporated in their network systems. Increased competition could result in significant price erosion, reduced revenue, lower margins or loss of market share, any of which would significantly harm our business. For optical subsystems, we compete primarily with Avago Technologies, Capella Intelligent Subsystems, CoAdna Photonics, Emcore, Fujitsu Computer Systems, JDS Uniphase, Opnext, Oplink, StrataLight Communications, Sumitomo, and a number of smaller vendors. BKtel, Emcore, Olson Technology and Yagi Antenna are our main competitors with respect to our cable TV products. Our competitors continue to introduce improved products and we will have to do the same to remain competitive.

Decreases in average selling prices of our products may reduce our gross margins.

The market for optical subsystems is characterized by declining average selling prices resulting from factors such as increased competition, overcapacity, the introduction of new products and increased unit volumes as manufacturers continue to deploy network and storage systems. We have in the past experienced, and in the future may experience, substantial period-to-period fluctuations in operating results due to declining average selling prices. We anticipate that average selling prices will decrease in the future in response to product introductions by competitors or us, or by other factors, including pricing pressures from significant customers. Therefore, in order to achieve and sustain profitable operations, we must continue to develop and introduce on a timely basis new products that incorporate features that can be sold at higher average selling prices. Failure to do so could cause our revenues and gross margins to decline, which would result in additional operating losses and significantly harm our business.

We may be unable to reduce the cost of our products sufficiently to enable us to compete with others. Our cost reduction efforts may not allow us to keep pace with competitive pricing pressures and could adversely affect our margins. In order to remain competitive, we must continually reduce the cost of manufacturing our products through design and engineering changes. We may not be successful in redesigning our products or delivering our products to market in a timely manner. We cannot assure you that any redesign will result in sufficient cost reductions to allow us to reduce the price of our products to remain competitive or improve our gross margins.

Shifts in our product mix may result in declines in gross margins.

Our optical products sold for longer distance MAN and telecom applications typically have higher gross margins than our products for shorter distance LAN or SAN applications. Gross margins on individual products fluctuate over the product’s life cycle. Our overall gross margins have fluctuated from period to period as a result of shifts in product mix, the introduction of new products, decreases in average selling prices for older products and our ability to reduce product costs, and these fluctuations are expected to continue in the future.

Our customers often evaluate our products for long and variable periods, which causes the timing of our revenues and results of operations to be unpredictable.

The period of time between our initial contact with a customer and the receipt of an actual purchase order may span a year or more. During this time, customers may perform, or require us to perform, extensive and lengthy evaluation and testing of our products before purchasing and using the products in their equipment. These products often take substantial time to develop because of their complexity and because customer specifications sometimes change during the development cycle. Our customers do not typically share information on the duration or magnitude of these qualification procedures. The length of these qualification processes also may vary substantially by product and customer, and, thus, cause our results of operations to be unpredictable. While our potential customers are qualifying our products and before they place an order with us, we may incur substantial research and development and sales and marketing expenses and expend significant management effort. Even after incurring such costs we ultimately may not sell any products to such potential customers. In addition, these qualification processes often make it difficult to obtain new customers, as customers are reluctant to expend the resources necessary to qualify a new supplier if they have one or more existing qualified sources. Once our products have been qualified, the agreements that we enter into with our customers typically contain no minimum purchase commitments. Failure of our customers to incorporate our products into their systems would significantly harm our business.

We will lose sales if we are unable to obtain government authorization to export certain of our products, and we would be subject to legal and regulatory consequences if we do not comply with applicable export control laws and regulations.

Exports of certain of our products are subject to export controls imposed by the U.S. Government and administered by the United States Departments of State and Commerce. In certain instances, these regulations may require pre-shipment authorization from the administering department. For products subject to the Export Administration Regulations, or EAR, administered by the Department of Commerce’s Bureau of Industry and Security, the requirement for a license is dependent on the type and end use of the product, the final destination, the identity of the end user and whether a license exception might apply. Virtually all exports of products subject to the International Traffic in Arms Regulations, or ITAR, administered by the Department of State’s Directorate of Defense Trade Controls, require a license. Certain of our fiber optics products are subject to EAR and certain of our RF over fiber products, as well as certain products developed with government funding, are currently subject to ITAR. Products developed and manufactured in our foreign locations are subject to export controls of the applicable foreign nation.

Given the current global political climate, obtaining export licenses can be difficult and time-consuming. Failure to obtain export licenses for these shipments could significantly reduce our revenue and materially adversely affect our business, financial condition and results of operations. Compliance with U.S. Government regulations may also subject us to additional fees and costs. The absence of comparable restrictions on competitors in other countries may adversely affect our competitive position.

During mid-2007, Optium became aware that certain of its analog RF over fiber products may, depending on end use and customization, be subject to ITAR. Accordingly, Optium filed a detailed voluntary disclosure with the United States Department of State describing the details of possible inadvertent ITAR violations with respect to the export of a limited number of certain prototype products, as well as related technical data and defense services. Optium may have also made unauthorized transfers of ITAR-restricted technical data and defense services to foreign persons in the workplace. Additional information has been provided upon request to the Department of State with respect to this matter. In late 2008, a grand jury subpoena from the office of the U.S. Attorney for the Eastern District of Pennsylvania was received requesting documents from 2005 through the present referring to, relating to or involving the subject matter of the above referenced voluntary disclosure and export activities.

While the Department of State encourages voluntary disclosures and generally affords parties mitigating credit under such circumstances, we nevertheless could be subject to continued investigation and potential regulatory consequences ranging from a no-action letter, government oversight of facilities and export transactions, monetary penalties, and in extreme cases, debarment from government contracting, denial of export privileges and criminal sanctions, any of which would adversely affect our results of operations and cash flow. The Department of State and U.S. Attorney inquiries may require us to expend significant management time and incur significant legal and other expenses. We cannot predict how long it will take or how much more time and resources we will have to expend to resolve these government inquiries, nor can we predict the outcome of these inquiries.

We depend on facilities located outside of the United States to manufacture a substantial portion of our products, which subjects us to additional risks.

In addition to our principal manufacturing facility in Malaysia, we operate smaller facilities in Australia, China, Israel and Singapore. We also rely on several contract manufacturers located in Asia for our supply of key subassemblies. Each of these facilities and manufacturers subjects us to additional risks associated with international manufacturing, including:

•	unexpected changes in regulatory requirements;

•	legal uncertainties regarding liability, tariffs and other trade barriers;

•	inadequate protection of intellectual property in some countries;

•	greater incidence of shipping delays;

•	greater difficulty in overseeing manufacturing operations;

•	greater difficulty in hiring and retaining direct labor;

•	greater difficulty in hiring talent needed to oversee manufacturing operations;

•	potential political and economic instability; and

•	the outbreak of infectious diseases such as the H1N1 influenza virus and/or severe acute respiratory syndrome, or SARS, which could result in travel restrictions or the closure of our facilities or the facilities of our customers and suppliers.

Any of these factors could significantly impair our ability to source our contract manufacturing requirements internationally.

Our future operating results may be subject to volatility as a result of exposure to foreign exchange risks.

We are exposed to foreign exchange risks. Foreign currency fluctuations may affect both our revenues and our costs and expenses and significantly affect our operating results. Prices for our products are currently denominated in U.S. dollars for sales to our customers throughout the world. If there is a significant devaluation of the currency in a specific country relative to the dollar, the prices of our products will increase relative to that country’s currency, our products may be less competitive in that country and our revenues may be adversely affected.

Although we price our products in U.S. dollars, portions of both our cost of revenues and operating expenses are incurred in foreign currencies, principally the Malaysian ringgit, the Chinese yuan, the Australian dollar and the Israeli shekel. As a result, we bear the risk that the rate of inflation in one or more countries will exceed the rate of the devaluation of that country’s currency in relation to the U.S. dollar, which would increase our costs as expressed in U.S. dollars. To date, we have not engaged in currency hedging transactions to decrease the risk of financial exposure from fluctuations in foreign exchange rates.

Our business and future operating results are subject to a wide range of uncertainties arising out of the continuing threat of terrorist attacks and ongoing military actions in the Middle East.

Like other U.S. companies, our business and operating results are subject to uncertainties arising out of the continuing threat of terrorist attacks on the United States and ongoing military actions in the Middle East, including the economic consequences of the war in Afghanistan and Iraq or additional terrorist activities and associated political instability, and the impact of heightened security concerns on domestic and international travel and commerce. In particular, due to these uncertainties we are subject to:

•	increased risks related to the operations of our manufacturing facilities in Malaysia;

•	greater risks of disruption in the operations of our China, Singapore and Israeli facilities and our Asian contract manufacturers and more frequent instances of shipping delays; and

•	the risk that future tightening of immigration controls may adversely affect the residence status of non-U.S. engineers and other key technical employees in our U.S. facilities or our ability to hire new non-U.S. employees in such facilities.

Past and future acquisitions could be difficult to integrate, disrupt our business, dilute stockholder value and harm our operating results.

In addition to our recent combination with Optium, we have completed the acquisition of ten privately-held companies and certain businesses and assets from six other companies since October 2000. We continue to review opportunities to acquire other businesses, product lines or technologies that would complement our current products, expand the breadth of our markets or enhance our technical capabilities, or that may otherwise offer growth opportunities, and we from time to time make proposals and offers, and take other steps, to acquire businesses, products and technologies.

The Optium merger and several of our other past acquisitions have been material, and acquisitions that we may complete in the future may be material. In 13 of our 17 acquisitions, we issued common stock or notes convertible into common stock as all or a portion of the consideration. The issuance of common stock or other equity securities by us in any future transaction would dilute our stockholders’ percentage ownership.

Other risks associated with acquiring the operations of other companies include:

•	problems assimilating the purchased operations, technologies or products;

•	unanticipated costs associated with the acquisition;

•	diversion of management’s attention from our core business;

•	adverse effects on existing business relationships with suppliers and customers;

•	risks associated with entering markets in which we have no or limited prior experience; and

•	potential loss of key employees of purchased organizations.

Not all of our past acquisitions have been successful. In the past, we have subsequently sold some of the assets acquired in prior acquisitions, discontinued product lines and closed acquired facilities. As a result of these activities, we incurred significant restructuring charges and charges for the write-down of assets associated with those acquisitions. Through fiscal 2009, we have written off all of the goodwill associated with past acquisitions.

We cannot assure you that we will be successful in overcoming problems encountered in connection with more recently completed acquisitions or potential future acquisitions, and our inability to do so could significantly harm our business. In addition, to the extent that the economic benefits associated with any of our completed or future acquisitions diminish in the future, we may be required to record additional write downs of goodwill, intangible assets or other assets associated with such acquisitions, which would adversely affect our operating results.

We have made and may continue to make strategic investments which may not be successful, may result in the loss of all or part of our invested capital and may adversely affect our operating results.

Through the first half of fiscal 2010, we made minority equity investments in early-stage technology companies, totaling approximately $56 million. Our investments in these early stage companies were primarily motivated by our desire to gain early access to new technology. We intend to review additional opportunities to make strategic equity investments in pre-public companies where we believe such investments will provide us with opportunities to gain access to important technologies or otherwise enhance important commercial relationships. We have little or no influence over the early-stage companies in which we have made or may make these strategic, minority equity investments. Each of these investments in pre-public companies involves a high degree of risk. We may not be successful in achieving the financial, technological or commercial advantage upon which any given investment is premised, and failure by the early-stage company to achieve its own business objectives or to raise capital needed on acceptable economic terms could result in a loss of all or part of our invested capital. Between fiscal 2003 and 2009, we wrote off an aggregate of $24.8 million in six investments which became impaired and reclassified $4.2 million of another investment to goodwill as the investment was deemed to have no value. During the second quarter of fiscal 2010, we wrote off $2.0 million of our investment in another privately held company. We may be required to write off all or a portion of the $12.3 million in such investments remaining on our balance sheet as of November 1, 2009 in future periods.

Our ability to utilize certain net operating loss carryforwards and tax credit carryforwards may be limited under Section 382 of the Internal Revenue Code.

As of April 30, 2009, we had net operating loss, or NOL, carryforward amounts of approximately $489 million for U.S. federal income tax purposes and $159.8 million for state income tax purposes, and U.S. federal and state tax credit carryforward amounts of approximately $14.4 million for U.S. federal income tax purposes and $10.1 million for state income tax purposes. These NOLs and tax credit carryforwards will expire at various dates beginning in 2010, if not utilized. Utilization of these NOL and tax credit carryforward amounts may be subject to a substantial annual limitation if the ownership change limitations under Section 382 of the Internal Revenue Code and similar state provisions are triggered by changes in the ownership of our capital stock. Such an annual limitation could result in the expiration of the NOL and tax credit carryforward amounts before utilization.

Because of competition for technical personnel, we may not be able to recruit or retain necessary personnel.

We believe our future success will depend in large part upon our ability to attract and retain highly skilled managerial, technical, sales and marketing, finance and manufacturing personnel. In particular, we may need to increase the number of technical staff members with experience in high-speed networking applications as we further develop our product lines. Competition for these highly skilled employees in our industry is intense. In making employment decisions, particularly in the high-technology industries, job candidates often consider the value of the equity they are to receive in connection with their employment. Therefore, significant volatility in the price of our common stock may adversely affect our ability to attract or retain technical personnel. Furthermore, changes to accounting principles generally accepted in the United States relating to the expensing of stock options may limit our ability to grant the sizes or types of stock awards that job candidates may require to accept employment with us. Our failure to attract and retain these qualified employees could significantly harm our business. The loss of the services of any of our qualified employees, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel could hinder the development and introduction of and negatively impact our ability to sell our products. In addition, employees may leave our company and subsequently compete against us. Moreover, companies in our industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices. We have been subject to claims of this type and may be subject to such claims in the future as we seek to hire qualified personnel. Some of these claims may result in material litigation. We could incur substantial costs in defending ourselves against these claims, regardless of their merits.

Our failure to protect our intellectual property may significantly harm our business.

Our success and ability to compete is dependent in part on our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality agreements to establish and protect our proprietary rights. We license certain of our proprietary technology, including our digital diagnostics technology, to customers who include current and potential competitors, and we rely largely on provisions of our licensing agreements to protect our intellectual property rights in this technology. Although a number of patents have been issued to us, we have obtained a number of other patents as a result of our acquisitions, and we have filed applications for additional patents, we cannot assure you that any patents will issue as a result of pending patent applications or that our issued patents will be upheld. Additionally, significant technology used in our product lines is not the subject of any patent protection, and we may be unable to obtain patent protection on such technology in the future. Any infringement of our proprietary rights could result in significant litigation costs, and any failure to adequately protect our proprietary rights could result in our competitors offering similar products, potentially resulting in loss of a competitive advantage and decreased revenues.

Despite our efforts to protect our proprietary rights, existing patent, copyright, trademark and trade secret laws afford only limited protection. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Attempts may be made to copy or reverse engineer aspects of our products or to obtain and use information that we regard as proprietary. Accordingly, we may not be able to prevent misappropriation of our technology or deter others from developing similar technology. Furthermore, policing the unauthorized use of our products is difficult and expensive. We are currently engaged in pending litigation to enforce certain of our patents, and additional litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. In connection with the pending litigation, substantial management time has been, and will continue to be, expended. In addition, we have incurred, and we expect to continue to incur, substantial legal expenses in connection with these pending lawsuits. These costs and this diversion of resources could significantly harm our business.

Claims that we infringe third-party intellectual property rights could result in significant expenses or restrictions on our ability to sell our products.

The networking industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. We have been involved in the past as a defendant in patent infringement lawsuits, and we were recently found liable in a patent infringement lawsuit filed against Optium by JDS Uniphase Corporation and Emcore Corporation. From time to time, other parties may assert patent, copyright, trademark and other intellectual property rights to technologies and in various jurisdictions that are important to our business. Any claims asserting that our products infringe or may infringe proprietary rights of third parties, if determined adversely to us, could significantly harm our business. Any claims, with or without merit, could be time-consuming, result in costly litigation, divert the efforts of our technical and management personnel, cause product shipment delays or require us to enter into royalty or licensing agreements, any of which could significantly harm our business. In addition, our agreements with our customers typically require us to indemnify our customers from any expense or liability resulting from claimed infringement of third party intellectual property rights. In the event a claim against us was successful and we could not obtain a license to the relevant technology on acceptable terms or license a substitute technology or redesign our products to avoid infringement, our business would be significantly harmed.

Numerous patents in our industry are held by others, including academic institutions and competitors. Optical subsystem suppliers may seek to gain a competitive advantage or other third parties may seek an economic return on their intellectual property portfolios by making infringement claims against us. In the future, we may need to obtain license rights to patents or other intellectual property held by others to the extent necessary for our business. Unless we are able to obtain those licenses on commercially reasonable terms, patents or other intellectual property held by others could inhibit our development of new products. Licenses granting us the right to use third party technology may not be available on commercially reasonable terms, if at all. Generally, a license, if granted, would include payments of up-front fees, ongoing royalties or both. These payments or other terms could have a significant adverse impact on our operating results.

Our products may contain defects that may cause us to incur significant costs, divert our attention from product development efforts and result in a loss of customers.

Our products are complex and defects may be found from time to time. Networking products frequently contain undetected software or hardware defects when first introduced or as new versions are released. In addition, our products are often embedded in or deployed in conjunction with our customers’ products which incorporate a variety of components produced by third parties. As a result, when problems occur, it may be difficult to identify the source of the problem. These problems may cause us to incur significant damages or warranty and repair costs, divert the attention of our engineering personnel from our product development efforts and cause significant customer relation problems or loss of customers, all of which would harm our business.

We are subject to pending shareholder derivative legal proceedings.

We have been named as a nominal defendant in several purported shareholder derivative lawsuits concerning the granting of stock options. These cases have been consolidated into two proceedings pending in federal and state courts in California. The plaintiffs in all of these cases have alleged that certain current or former officers and directors of Finisar caused it to grant stock options at less than fair market value, contrary to our public statements (including statements in our financial statements), and that, as a result, those officers and directors are liable to Finisar. No specific amount of damages has been alleged and, by the nature of the lawsuits no damages will be alleged, against Finisar. On May 22, 2007, the state court granted our motion to stay the state court action pending resolution of the consolidated federal court action. On August 28, 2007, we and the individual defendants filed motions to dismiss the complaint which were granted on January 11, 2008. On May 12, 2008, the plaintiffs filed a further amended complaint in the federal court action. On July 1, 2008, we and the individual defendants filed motions to dismiss the amended complaint. On September 22, 2009, the Court granted the motions to dismiss. The plaintiffs are appealing this order. We will continue to incur legal fees in this case, including expenses for the reimbursement of legal fees of present and former officers and directors under indemnification obligations. The expense of continuing to defend such litigation may be significant. The amount of time to resolve these lawsuits is unpredictable and these actions may divert management’s attention from the day-to-day operations of our business, which could adversely affect our business, results of operations and cash flows.

Our business and future operating results may be adversely affected by events outside our control.

Our business and operating results are vulnerable to events outside of our control, such as earthquakes, fire, power loss, telecommunications failures and uncertainties arising out of terrorist attacks in the United States and overseas. Our corporate headquarters and a portion of our manufacturing operations are located in California. California in particular has been vulnerable to natural disasters, such as earthquakes, fires and floods, and other risks which at times have disrupted the local economy and posed physical risks to our property. We are also dependent on communications links with our overseas manufacturing locations and would be significantly harmed if these links were interrupted for any significant length of time. We presently do not have adequate redundant, multiple site capacity if any of these events were to occur, nor can we be certain that the insurance we maintain against these events would be adequate.

Risks Related to our Common Stock

The conversion of our outstanding convertible subordinated notes would result in substantial dilution to our current stockholders.

As of November 1, 2009, we had outstanding 5.0% Convertible Senior Notes due 2029 in the principal amount of $100.0 million, 2 1/2% Convertible Senior Subordinated Notes due 2010 in the principal amount of $30.7 million and 2 1/2% Convertible Subordinated Notes due 2010 in the principal amount of $4.4 million. As a result of subsequent repurchases, the principal balance of the 2 1/2% Convertible Senior Subordinated Notes outstanding has been reduced to $25.7 million and the principal balance of the 2 1/2% Convertible Subordinated Notes due 2010 outstanding has been reduced to $3.9 million. The $100.0 million in principal amount of our 5.0% Senior Notes are convertible, at the option of the holder, at any time on or prior to maturity into shares of our common stock at a conversion price of approximately $10.68 per share. The $3.9 million in principal amount of our 2 1/2% Subordinated Notes are convertible, at the option of the holder, at any time on or prior to maturity into shares of our common stock at a conversion price of $29.64 per share. The $25.7 million in principal amount of our 2 1/2% Senior Subordinated Notes are convertible at a conversion price of $26.24, with the underlying principal payable in cash, upon the trading price of our common stock reaching $39.36 for a period of time. An aggregate of approximately 9,490,000 shares of common stock would be issued upon the conversion of all outstanding convertible notes at these conversion rates, which would dilute the voting power and ownership percentage of our existing stockholders. We have previously entered into privately negotiated transactions with certain holders of our convertible notes for the repurchase of notes in exchange for a greater number of shares of our common stock than would have been issued had the principal amount of the notes been converted at the original conversion rate specified in the notes, thus resulting in more dilution. We may enter into similar transactions in the future and, if we do so, there will be additional dilution to the voting power and percentage ownership of our existing stockholders.

Delaware law, our charter documents and our stockholder rights plan contain provisions that could discourage or prevent a potential takeover, even if such a transaction would be beneficial to our stockholders.

Some provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware law, may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. These include provisions:

•	authorizing the board of directors to issue additional preferred stock;

•	prohibiting cumulative voting in the election of directors;

•	limiting the persons who may call special meetings of stockholders;

•	prohibiting stockholder actions by written consent;

•	creating a classified board of directors pursuant to which our directors are elected for staggered three-year terms;

•	permitting the board of directors to increase the size of the board and to fill vacancies;

•	requiring a super-majority vote of our stockholders to amend our bylaws and certain provisions of our certificate of incorporation; and

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law which limit the right of a corporation to engage in a business combination with a holder of 15% or more of the corporation’s outstanding voting securities, or certain affiliated persons.

In addition, in September 2002, our board of directors adopted a stockholder rights plan under which our stockholders received one share purchase right for each share of our common stock held by them. Subject to certain exceptions, the rights become exercisable when a person or group (other than certain exempt persons) acquires, or announces its intention to commence a tender or exchange offer upon completion of which such person or group would acquire, 20% or more of our common stock without prior board approval. Should such an event occur, then, unless the rights are redeemed or have expired, our stockholders, other than the acquirer, will be entitled to purchase shares of our common stock at a 50% discount from its then-Current Market Price (as defined) therein or, in the case of certain business combinations, purchase the common stock of the acquirer at a 50% discount.

Although we believe that these charter and bylaw provisions, provisions of Delaware law and our stockholder rights plan provide an opportunity for the board to assure that our stockholders realize full value for their investment, they could have the effect of delaying or preventing a change of control, even under circumstances that some stockholders may consider beneficial.

We do not currently intend to pay dividends on Finisar common stock and, consequently, a stockholder’s ability to achieve a return on such stockholder’s investment will depend on appreciation in the price of the common stock.

We have never declared or paid any cash dividends on our common stock and we do not currently intend to do so for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. Therefore, a stockholder is not likely to receive any dividends on such stockholder’s common stock for the foreseeable future.

Our stock price has been and is likely to continue to be volatile.

The trading price of our common stock has been and is likely to continue to be subject to large fluctuations. Our stock price may increase or decrease in response to a number of events and factors, including:

•	trends in our industry and the markets in which we operate;

•	changes in the market price of the products we sell;

•	changes in financial estimates and recommendations by securities analysts;

•	acquisitions and financings;

•	quarterly variations in our operating results;

•	the operating and stock price performance of other companies that investors in our common stock may deem comparable; and

•	purchases or sales of blocks of our common stock.

Part of this volatility is attributable to the current state of the stock market, in which wide price swings are common. This volatility may adversely affect the prices of our common stock regardless of our operating performance. If any of the foregoing occurs, our stock price could fall and we may be exposed to class action lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

Risks Related to the Notes

Our Wells Fargo Foothill credit facility prohibits us from making any principal payments with respect to the notes until the later of the maturity date of the credit facility or the repayment of all amounts due with respect to the credit facility.

On October 2, 2009, we entered into an agreement with Wells Fargo Foothill, LLC with respect to a credit facility that provides us with a $70 million revolving line of credit and includes a $10 million letter of credit sub-facility. The terms of the credit facility prohibit principal payments with respect to the notes until the later of the maturity date of the credit facility, which is expected to be October 2, 2013, or the repayment of all amounts due with respect to the credit facility. Until that time, we will be prohibited from:

•	paying any fundamental change redemption price;

•	making any payment upon an event of default;

•	delivering cash upon conversion of the notes (in the event that we have obtained approval from a majority of holders of the notes and have elected to pay cash or a combination of cash and shares upon such conversion); or

•	otherwise prepaying, redeeming (including pursuant to holders’ right to require us to redeem their notes on certain dates) or purchasing the notes prior to their stated maturity.

Our failure to comply with our note repayment obligations could cause an event of default that, if not cured or waived, could result in an acceleration of our indebtedness and cross-defaults under our other indebtedness, including the credit facility, which would have a material adverse effect on our financial condition.

Although titled senior notes, the notes will be effectively subordinated in right of payment to all of our existing and future secured indebtedness and will be structurally subordinated to all liabilities of our subsidiaries, including trade payables.

The notes are unsecured and unsubordinated but will be effectively subordinated in right of payment to all of our existing and future secured indebtedness, to the extent of the value of the collateral securing those obligations, and are structurally subordinated to all liabilities of our subsidiaries, including trade payables. The notes rank equally with all our existing and future unsecured and unsubordinated debt, and senior to all our existing and future subordinated debt. As of November 1, 2009, we had outstanding: $18.4 million of secured indebtedness effectively senior in right of payment to the notes to the extent of the value of the collateral securing such indebtedness; $30.7 million of our 2 1/2% Convertible Senior Subordinated Notes due October 2010 (the “Senior Subordinated Notes); and $4.4 million of our 2 1/2% Convertible Subordinated Notes due October 2010 (the “Subordinated Notes”). As a result of subsequent repurchases, the outstanding principal amount of the Senior Subordinated Notes has been reduced to $25.7 million and the outstanding principal amount of the Subordinated Notes has been reduced to $3.9 million.

Borrowings under our credit facility with Wells Fargo Foothill, LLC are guaranteed by our U.S. subsidiaries and secured by substantially all of our and our U.S. subsidiaries’ assets. The maturity date of the credit facility is scheduled to be October 2, 2013, however, in the event that we do not repay or refinance the Subordinated Notes and the Senior Subordinated Notes on or prior to August 12, 2010, the maturity date of the credit facility will be August 12, 2010. If the maturity date is accelerated, we may be required to immediately repay significant indebtedness under these obligations and our ability to pay principal and interest on the notes and our creditworthiness generally may be adversely affected.

As of November 1, 2009, our subsidiaries had liabilities (including trade and other payables but excluding intercompany indebtedness and liabilities of a type not required to be reflected on the balance sheet of such subsidiary in accordance with GAAP) outstanding in an amount of $59.8 million, which is structurally senior to the notes. The indenture for the notes does not restrict us or our subsidiaries from incurring additional debt or other liabilities. Our subsidiaries will not guarantee any of our obligations under the notes.

We expect from time to time to incur additional indebtedness and other liabilities and to refinance our existing indebtedness. The indenture pursuant to which the notes were issued does not limit the amount of indebtedness that we or any of our subsidiaries may incur. In the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, we may not have sufficient assets to pay amounts due on any or all of the notes then outstanding. See “Description of Notes— General.”

There are no restrictive covenants in the indenture for the notes relating to our ability to incur future indebtedness or complete other transactions.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our subsidiaries. We therefore may incur additional debt, including secured indebtedness that would be effectively senior to the notes to the extent of the value of the assets securing such debt, or indebtedness at the subsidiary level to which the notes would be structurally subordinated. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our debt, including the notes offered hereby, or that future working capital, borrowings or equity financing will be available to pay or refinance any such debt.

Transfers of the notes and the common stock issuable upon conversion of the notes may be restricted.

The notes were issued in reliance upon exemptions from registration under the Securities Act and applicable state securities laws. Pursuant to the registration rights agreement described herein, we have agreed to use our reasonable best efforts to file a registration statement with the SEC to register resales of the notes and the shares of common stock issuable upon conversion of the notes and to use our reasonable best efforts to ensure that this registration statement becomes effective. However, we cannot assure you that the registration statement will be declared effective or that there will be an active trading market for the notes. If the registration statement is not declared effective, this could adversely affect the liquidity and price of the notes and the shares of common stock issuable upon conversion of the notes. If we do not comply with our registration obligations with respect to the notes, we will be obligated to pay additional interest to holders of the notes. Selling security holders who sell notes or common stock issuable upon conversion of the notes pursuant to the registration statement of which this prospectus is a part may be subject to certain restrictions and potential liability under the Securities Act. See “Description of Notes — Resale Registration Rights” and “Plan of Distribution.”

The make whole premium that may be payable upon conversion in connection with certain fundamental changes may not adequately compensate you for the lost option time value of your notes as a result of such fundamental change.

If you convert notes in connection with certain fundamental changes that occur on or before October 15, 2014, we may be required to increase the conversion rate for notes so surrendered for conversion, as described under “Description of Notes — Adjustment to Conversion Rate upon Occurrence of a Fundamental Change.” While these increases in the applicable conversion rate are designed to compensate you for the lost option time value of your notes as a result of such change, such increases are only an approximation of such lost value and may not adequately compensate you for such loss. In addition, even if a fundamental change occurs, in some cases described under “Description of Notes — Adjustment to Conversion Rate upon Occurrence of a Fundamental Change” there will be no such conversion rate increase.

The conversion rate for the notes may not be adjusted for all dilutive events that may occur.

The conversion rate for the notes is subject to adjustment for certain events including, but not limited to, the issuance of share dividends on our common stock, the issuance of certain rights or warrants, subdivisions or combinations of our common stock, certain distributions of assets, debt securities, share capital or cash to holders of our common stock and certain issuer tender or exchange offers as described under “Description of Notes — Conversion Rate Adjustments.” Such conversion rates will not be adjusted for other events, such as share issuances for cash or third-party tender offers, that may adversely affect the trading price of the notes or any shares of common stock. See “Description of Notes — Conversion Rate Adjustments.” We are not restricted from issuing additional shares of common stock during the life of the notes and have no obligation to consider the interests of holders of the notes in deciding whether to issue shares of common stock. There can be no assurance that an event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, will not occur.

Because your right to require repurchase of the notes is limited, the market price of the notes may decline if we enter into a transaction that is not a designated event under the indenture.

The term “fundamental change” is limited and may not include every event that might cause the market price of the notes to decline or result in a downgrade of the credit rating of the notes. The term “fundamental change” does not apply to transactions in which 90% of the consideration (excluding cash payments in lieu of fractional shares and cash payments made in respect of dissenters’ appraisal rights and cash payment of the required cash payment, if any) paid for shares of our common stock in a merger or similar transaction is publicly traded common stock. Our obligation to repurchase the notes upon a designated event may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See “Description of Notes — Fundamental Change Permits Holders to Require Us to Redeem Notes.”

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on shares of common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your notes. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the shares of common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

We may not be able to raise the funds necessary to repay the notes when due, pay the fundamental change redemption price, redeem the notes on specified dates or make the payments due upon conversion, if any.

At maturity, the entire outstanding principal amount of the notes will become due and payable. In addition, upon the occurrence of a fundamental change and upon each of October 15, 2014, October 15, 2016, October 15, 2019 and October 15, 2024, holders of notes may require us to redeem their notes. Furthermore, if we have received approval from a majority of holders of the notes and have elected to pay cash or a combination of cash and common stock upon conversion of the notes, we will be required to make cash payments to holders on conversion thereof. In addition to the prohibitions imposed on us by the credit facility discussed above, it is possible that we would not have sufficient funds to repay the notes at maturity, make the required redemption of the notes or make cash payments on conversion. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a fundamental change under the indenture. See “Description of Notes — Fundamental Change Permits Holders to Require Us to Redeem Notes.”

The fundamental change redemption feature of the notes may delay or prevent an otherwise beneficial attempt to take over our company.

The terms of the notes allow holders to require us to redeem the notes for cash in the event of a fundamental change. A takeover of our company would trigger an option of the holder of the notes to require us to redeem the notes. This may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors in the notes.

Proposed changes to securities laws and regulations may adversely affect the market value of the notes.

Governmental actions that interfere with the ability of convertible debt investors to effect short sales of the underlying shares of our common stock or enter into derivatives transactions related to our common stock or the notes could significantly affect the market value of the notes. Such government actions, for example, would make the convertible arbitrage strategy that many convertible debt investors employ difficult to execute for outstanding convertible debt of any company whose shares of common stock are subject to such actions. The convertible debt markets have experienced unprecedented disruptions resulting from, among other things, the instability in the credit and capital markets and the emergency orders issued by the SEC on September 17 and 18, 2008 (and extended on October 1, 2008). These orders were issued as a stop-gap measure while the U.S. Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. Among other things, these orders temporarily imposed a prohibition on effecting short sales of common stock of certain financial companies. As a result, the SEC orders made the convertible arbitrage strategy that many convertible debt investors employ difficult to execute for outstanding convertible debt of those companies whose common stock was subject to the short sale prohibition. Although the SEC orders expired on October 8, 2008, the SEC is currently considering instituting other limitations on effecting short sales and other regulatory organizations may do the same. If such limitations are instituted by the SEC or any other regulatory agencies, the market value of the notes could be adversely affected.

In addition, the United States Congress is currently considering, among a variety of proposed bills, legislation intended to overhaul federal securities regulations to increase regulatory oversight of derivatives markets. Such legislation contemplates, among other things, regulation of “security-based swaps” and credit default swaps. Legislative or regulatory changes to the current system of securities regulation in the United States or elsewhere may have broad, unforeseen and unpredictable consequences and could adversely affect the value of the notes.

An active trading market for the notes may not develop.

The notes are a new issue of securities for which there is currently no public market, and no active trading market might ever develop. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price, and volatility in the price, of our common stock, our performance and other factors. In addition, we do not know whether an active trading market will develop for the notes. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed.

The notes are not listed on any securities exchange or automated quotation system. We have been advised by the initial purchaser that it presently intends to make a market in the notes. However, the initial purchaser is not obligated to do so. Any market-making activity, if initiated, may be discontinued at any time, for any reason or for no reason, without notice. If the initial purchaser ceases to act as the market maker for the notes, we cannot assure you another firm or person will make a market in the notes.

The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. An active or liquid trading market for the notes may not develop.

The price of our common stock may be volatile, which may affect the trading price of the notes.

In the past, the price of our common stock has experienced volatility due to a number of factors, some of which are beyond our control. See “Risks Related to Our Common Stock — Our stock price has been and is likely to continue to be volatile.” Any adverse effect on the trading price of our common stock would, in turn, adversely affect the trading price of the notes.

Conversion of the notes will dilute the ownership interest of existing stockholders, including holders who had previously converted their notes, or may otherwise depress the price of our shares of common stock.

The conversion of some or all of the notes will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion of the notes could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could be used to satisfy short positions, or anticipated conversion of the notes into shares of our common stock could depress the price of our common stock.

You may be subject to tax upon an adjustment to, or a failure to adjust, the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of certain cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you will be deemed to have received for U.S. federal income tax purposes a taxable dividend to the extent of our earnings and profits without the receipt of any cash. In addition, a failure to adjust (or adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. Such deemed dividend may be subject to U.S. federal withholding tax or backup withholding, which may be set off against subsequent payments on the notes. See “Certain United States Federal Income Tax Considerations.”

If certain fundamental changes occur on or prior to the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with such fundamental change. Such increase may be treated as a distribution subject to U.S. federal income tax as a dividend. See “Certain United States Federal Income Tax Considerations.”

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling securityholders of the securities offered hereby.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is quoted on The Nasdaq Global Select Market and trades under the symbol “FNSR.” The following table sets forth, for the fiscal quarters indicated, the high and low closing sale prices of our common stock (adjusted for a one-for-eight reverse stock that was effective on September 25, 2009) as reported on The Nasdaq Global Select Market.

	High	Low

Fiscal 2008 Quarter Ended:
July 29, 2007	$32.80	$27.12
October 28, 2007	$32.40	$17.92
January 27, 2008	$19.60	$10.80
April 30, 2008	$15.44	$9.04
Fiscal 2009 Quarter Ended
August 3, 2008	$15.04	$9.52
November 2, 2008	$13.12	$4.48
February 1, 2009	$5.68	$2.32
April 30, 2009	$5.76	$1.68
Fiscal 2010 Quarter Ended:
August 2, 2009	$6.88	$3.60
November 1, 2009	$10.64	$4.88
January 31, 2010 (through January 15, 2010)	$10.99	$7.19

On January 15, 2010, the last reported sale price of our common stock on The Nasdaq Global Select Market was $10.71 per share.

As of January 15, 2010, there were approximately 420 shareholders of record of our common stock. A substantially greater number of holders of our common stock are “street name” or beneficial holders, whose shares are held of record by banks, brokers and other financial institutions.

DIVIDEND POLICY

We have never paid cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the growth and development of our business and, therefore, we do not anticipate paying any cash dividends in the foreseeable future. Any future declaration and payment of dividends will be subject to the discretion of our Board of Directors, will be subject to applicable law and will depend on our results of operations, earnings, financial condition, contractual limitations, cash requirements, future prospects and other factors deemed relevant by our Board of Directors.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth information regarding our ratio of earnings to fixed charges for each of the periods presented. Earnings available to cover fixed charges consist of income (loss) from continuing operations before provision for income taxes and cumulative effect of change in accounting principle plus fixed charges. Fixed charges consist of interest expense and that portion of rental payments under operating leases that is representative of the interest factor. Our earnings, as so defined, were insufficient to cover fixed charges in the six months ended November 1, 2009 and in each of the fiscal years ended April 30, 2009, 2008, 2007, 2006 and 2005. Because of these deficiencies, the ratio information is not applicable for any of those periods. The extent to which earnings were insufficient to cover fixed charges for each of those periods is shown below. Amounts shown are in thousands.

	Six
	Months	Fiscal
	Ended	Year Ended
	November 1,	April 30,
	2009	2009	2008	2007	2006	2005

Ratio of earnings to fixed charges	N/A	N/A	N/A	N/A	N/A	N/A
Deficiency of earnings available to cover fixed charges	$(42,336)	$(269,454)	$(30,611)	$(39,763)	$(28,382)	$(110,161)

DESCRIPTION OF NOTES

The notes have been issued under an indenture dated as of October 15, 2009 between us and Wells Fargo Bank, National Association, as trustee. The terms of the notes include those provided in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. The notes and any common stock issuable upon conversion of the notes is covered by a registration rights agreement, which we entered into on October 15, 2009 with the initial purchaser of the notes.

The following description is a summary of the material provisions of the notes, the indenture and the registration rights agreement. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes, the indenture and the registration rights agreement, including the definitions of certain terms used therein. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes. A copy of the form of indenture and the registration rights agreement will be available upon request to us and are on file with the Securities and Exchange Commission.

Terms not defined in this description have the meanings given to them in the indenture. In this section, the words “we,” “us,” “our” or “Finisar” do not include any current or future subsidiary of Finisar Corporation.

General

The notes:

•	are our general unsecured and unsubordinated obligations, and rank equally with our other unsecured and unsubordinated indebtedness, but will be effectively subordinated in right of payment to all of our existing and future secured indebtedness and liabilities, to the extent of the value of the collateral securing those obligations, and structurally subordinated to the indebtedness and other liabilities of our subsidiaries;

•	will be limited to an aggregate principal amount of $100,000,000, except as set forth below;

•	will mature on October 15, 2029, unless earlier converted, repurchased or redeemed;

•	bear interest at a rate of 5.0% per annum on the principal amount, payable semi-annually, in arrears, on each April 15 and October 15, beginning on April 15, 2010 to holders of record at the close of business on the preceding April 1 and October 1, respectively;

•	will be subject to repurchase by us, in whole or in part, for cash at the option of holders upon occurrence of a “fundamental change” (as defined under “— Fundamental Change Permits Holders to Require Us to Purchase Notes”) at a price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest (including additional interest), if any, to, but excluding, the repurchase date as described under “— Fundamental Change Permits Holders to Require Us to Redeem Notes,” although the terms of our $70 million senior secured revolving credit facility with Wells Fargo Foothill, LLC, which we refer to as the credit facility, prohibit the payment of any fundamental change redemption price until the later of the maturity date of the credit facility, which is expected to be October 2, 2013, or the repayment of all amounts due with respect to the credit facility;

•	will be redeemable, in whole or in part, by us at any time on or after October 22, 2014 for cash at a price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date, if the last reported sale price (as defined below under “— Conversion Rights — General”) of our common stock for at least 20 trading days in a period of 30 consecutive trading days, the last of which occurs no more than five trading days prior to the date upon which notice of such redemption is published, is at least 130% of the applicable conversion price per share of our common stock in effect on such trading date;

•	will be subject to redemption at the option of the holder on October 15, 2014, October 15, 2016, October 15, 2019, and October 15, 2024, subject to certain conditions, at a purchase price in cash equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the date of repurchase as described under “— Redemption of Notes at Your Option on Specified Dates,” although the terms of the credit facility prohibit payment of any redemption price until the later of the maturity date of the credit facility, which is expected to be October 2, 2013, or the repayment of all amounts due with respect to the credit facility;

•	will be issued in denominations of $1,000 and integral multiples of $1,000; and

•	will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “Book-Entry, Settlement and Clearance.”

Subject to fulfillment of certain conditions and during the periods described below, the notes may be converted into shares of our common stock at an initial conversion rate of 93.6768 shares per $1,000 principal amount of notes (equivalent to a conversion price of approximately $10.68 per share). The conversion rate is subject to adjustment if certain events occur. See “— Conversion Rate Adjustments” and “— Adjustment to Conversion Rate upon Occurrence of a Fundamental Change.”

We use the term “note” in this prospectus to refer to each $1,000 principal amount of notes. The registered holder of a note will be treated as the owner of it for all purposes.

We may, without the consent of the holders, reopen the notes and issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that no such additional notes may be issued unless fungible with the notes offered hereby for U.S. federal income tax purposes. We may also from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to the holders.

The indenture does not limit the amount of debt which may be issued by us or our subsidiaries under the indenture or otherwise. Our subsidiaries will not guarantee any of our obligations under the notes.

Other than restrictions described under “— Fundamental Change Permits Holders to Require Us to Redeem Notes” and “— Consolidation, Merger and Sale of Assets” below, and except for the provisions set forth under “— Conversion Rights — Adjustment to Conversion Rate upon Occurrence of a Fundamental Change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect the holders.

We do not intend to list the notes on any national securities exchange or automated quotation system.

Payments on the Notes; Paying Agent and Registrar

We will make all payments on the notes exclusively in such coin or currency of the United States as at the time of payment will be legal tender for the payment of public and private debts. The trustee will initially act as the registrar and the paying agent for notes. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar.

We will pay principal of, and interest on, notes in global form registered in the name of or held by The Depository Trust Company, or DTC, or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global notes.

We will pay the principal of and interest on certificated notes (i) to registered holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the registered holders of these notes and (ii) to registered holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

If any payment date with respect to the notes falls on a day that is not a business day, we will make the payment on the next business day. “Business day” means any day, except a Saturday or Sunday or any other day on which the Federal Reserve Bank of New York is closed. The payment made on the next business day will be treated as though it had been made on the original payment date, and no interest will accrue on the payment for the additional period of time.

Transfer and Exchange

A holder of notes offered hereby may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption or surrendered for conversion or repurchase, except, in each case, for that portion of the notes not being redeemed, converted or repurchased.

Ranking

The notes are our general unsecured and unsubordinated obligations, and rank equal in right of payment to all of our other unsecured and unsubordinated indebtedness, but will be effectively subordinated in right of payment to all of our existing and future secured indebtedness and other liabilities to the extent of the value of collateral securing those obligations, and structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

As of November 1, 2009, we had outstanding: $18.4 million of secured indebtedness, effectively senior in right of payment to the notes to the extent of the value of the collateral securing such indebtedness; $30.7 million of our 2 1/2% Convertible Senior Subordinated Notes due October 2010 (the “Senior Subordinated Notes”); and $4.4 million of our 2 1/2% Convertible Subordinated Notes due October 2010 (the “Subordinated Notes”). As a result of subsequent repurchases, the outstanding principal amount of the Senior Subordinated Notes has been reduced to $25.7 million and the outstanding principal amount of the Subordinated Notes has been reduced to $3.9 million.

As of November 1, 2009, our subsidiaries had liabilities (including trade and other payables but excluding intercompany indebtedness and liabilities of a type not required to be reflected on a balance sheet of such subsidiary in accordance with GAAP) outstanding in an amount of $59.8 million, which is structurally senior to the notes.

Interest

The notes bear interest at a rate of 5.0% per annum from October 15, 2009, or from the most recent date to which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on April 15 and October 15 of each year, beginning April 15, 2010.

Interest will be paid to the person in whose name a note is registered at the close of business on April 1 or October 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

Conversion Rights

General

At any time prior to the close of business on the business day immediately preceding the stated maturity date and subject to prior repurchase or redemption, holders may convert each of their notes into shares of our common stock at an initial conversion rate of 93.6768 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $10.68 per share).

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. The applicable conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

Upon conversion, a holder will not receive any separate cash payment for accrued and unpaid interest, unless such conversion occurs between a record date and the related interest payment date. Our settlement of conversions as described below under “— Settlement upon Conversion” will be deemed to satisfy our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest to, but not including, the conversion date.

As a result, accrued and unpaid interest to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after the close of business on a record date but prior to the opening of business on the related interest payment date, holders of such notes at the close of business on the record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from the close of business on any record date to the opening of business on the related interest payment date must be accompanied by funds in cash equal to the amount of interest payable on such interest payment date on the notes so surrendered; provided that no such payment need be made:

•	if we have specified a redemption date that is after such record date but on or prior to the related interest payment date;

•	if we have specified a fundamental change redemption date that is after such record date but on or prior to the related interest payment date; or

•	in respect of any overdue interest accrued on the notes, if any overdue interest exists at the time of conversion with respect to such notes.

We will pay any documentary, stamp or similar issue or transfer tax due on the issuance and delivery of any common stock upon conversion, unless the tax is due because a holder requests any common stock to be issued in a name other than the holder’s name, in which case the holder will pay that tax. In addition, we will pay any other costs or expenses incurred in connection with the issuance and delivery of any common stock upon conversion.

Notes in respect of which a holder has delivered a purchase notice or a notice of exercise of its option to require us to repurchase its notes upon the occurrence of a fundamental change (defined below) may not be surrendered for conversion until the holder has withdrawn the notice in accordance with the indenture.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one, the average of the average bid and the average ask prices) on that date as reported on the Nasdaq Global Select Market or other principal U.S. securities exchange on which shares of our common stock are traded. If our common stock is not listed for trading on a United States national or regional securities exchange on the relevant date, the “last reported sale price” of our common stock will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If shares of our common stock are not so quoted, the “last reported sale price” of our common stock will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three U.S. nationally recognized independent investment banking firms selected by us for this purpose. The “last reported sale price” of our common stock will be determined without reference to extended or after hours trading.

“Trading day” means a day during which (i) trading in our common stock generally occurs, (ii) there is no market disruption event (as defined below) and (iii) a last reported sale price for our common stock (other than a last reported sale price referred to in the third sentence of such definition) is available for such day; provided that if our common stock is not admitted for trading or quotation on or by any exchange, bureau or other organization referred to in the preceding paragraph (excluding the third sentence of that paragraph), “trading day” will mean any business day.

“Market disruption event” means the occurrence or existence for more than one-half hour period in the aggregate on any trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating solely to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

Conversion upon Notice of Redemption

A holder of notes that we call for redemption may surrender those notes for conversion at any time prior to the close of business on the business day preceding the redemption date. Notes in respect of which a holder has delivered a purchase notice or a notice of exercise of its option to require us to repurchase its notes upon the occurrence of a fundamental change (defined below) may not be surrendered for conversion until the holder has withdrawn the notice in accordance with the indenture.

Conversion upon Specified Corporate Transactions

Holders who convert notes in connection with any fundamental change occurring on or before October 15, 2014 will also be entitled to an increase in the conversion rate to the extent described below under “— Adjustment to Conversion Rate upon Occurrence of a Fundamental Change.” Upon the occurrence of a fundamental change, holders will also have the right to require us to repurchase their notes as set forth below under “— Fundamental Change Permits Holders to Require Us to Redeem Notes.”

Conversion Procedures

You will not be required to pay transfer taxes or duties relating to the issuance or delivery of our common stock if you exercise your conversion right, but you will be required to pay any transfer tax or duties that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than your own. Certificates representing shares of our common stock will be issued or delivered after all applicable transfer taxes and duties, if any, payable by you have been paid.

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay funds equal to interest payable on the next interest payment date; and

•	pay any required transfer taxes or duties payable by you.

The date you comply with these requirements is the “conversion date” under the indenture.

If a holder has already delivered a purchase notice as described under “— Fundamental Change Permits Holders to Require Us to Redeem Notes” or “— Redemption of Notes at Your Option on Specified Dates” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Settlement Elections

With the consent of at least 50.1% of holders, as specified under “— Modification and Amendment,” we and the trustee, subject to the requirements of the indenture, may amend the indenture to permit settlement upon conversion of the notes in cash or any combination of cash and common stock in lieu of delivery of common stock in satisfaction of our obligation upon conversion of notes.

If we make such an amendment to the indenture, we will inform the holders through the trustee of the method we choose to satisfy our obligation upon conversion (and the specified cash amount (as defined below), if applicable), as follows:

•	in respect of notes to be converted during the period beginning 12 scheduled trading days immediately preceding a redemption date, purchase date, fundamental change redemption date or the maturity date for such notes, no later than the date we deliver our notice of redemption or the 13th scheduled trading day preceding the maturity date, as applicable; and

•	in all other cases, no later than two trading days following the applicable conversion date.

If we do not give any notice within the time periods described as to how we intend to settle, we will satisfy our conversion obligation only in common stock (except for any cash in lieu of fractional shares).

Cash Settlement Notices

With the consent of at least 50.1% of holders, as specified under “— Modification and Amendment,” we and the trustee, subject to the requirements of the indenture, may amend the indenture to permit settlement upon conversion in cash or any combination of cash and common stock. If we make such an amendment to the indenture and choose to satisfy any portion of our conversion obligation in cash, other than solely cash in lieu of any fractional shares, we will notify holders as described above of the amount to be satisfied in cash as a fixed dollar amount per $1,000 principal amount of notes (the “specified cash amount”) or we will specify that we will satisfy the entire conversion obligation in cash.

We will treat all holders with the same cash settlement averaging period (as defined below) in the same manner. We will not, however, have any obligation to settle our conversion obligations arising with respect to different cash settlement averaging periods in the same manner. That is, we may choose with respect to one cash settlement averaging period to settle in common stock only and choose with respect to another cash settlement averaging period to settle in cash or a combination of cash and common stock.

Settlement Upon Conversion

Unless we seek, and receive, the consent of a majority of holders of the notes to amend the conversion terms, settlement upon conversion will be solely in shares of our common stock (other than cash in lieu of fractional shares). Such settlement will occur as soon as practicable after we notify holders that we have chosen this method of settlement, but in any event within three business days of the relevant conversion date.

Settlements made entirely or partially in cash (other than cash in lieu of fractional shares), subsequent to obtaining consent from holders, will occur on the third business day following the final trading day of the cash settlement averaging period.

The amount of cash and/or number of shares of our common stock, as the case may be, due upon conversion will be determined as follows:

(1) If we elect to satisfy the entire conversion obligation in common stock, we will deliver to the holder a number of shares equal to (i) (A) the aggregate principal amount of notes to be converted, divided by (B) 1,000, multiplied by (ii) the conversion rate in effect on the relevant conversion date (provided that we will deliver cash in lieu of fractional shares as described below).

(2) If we have obtained consent from holders as specified in “— Modification and Amendment” and we elect to satisfy the entire conversion obligation in cash, we will deliver to the holder, for each $1,000 principal amount of notes, cash in an amount equal to the conversion value, as defined below.

(3) If we have obtained consent from holders as specified in “— Modification and Amendment” and we elect to satisfy the conversion obligation in a combination of cash and common stock, we will deliver to the holder, for each $1,000 principal amount of notes:

•	cash in an amount equal to the lesser of (A) the specified cash amount and (B) the conversion value (as defined below); and

•	if the conversion value is greater than the specified cash amount, a number of shares of our common stock equal to the sum of the daily share amounts (as defined below) for each of the ten trading days in the cash settlement averaging period (as defined below), plus cash in lieu of any fractional shares as described below.

The “conversion value” means the product of (1) the conversion rate, multiplied by (2) the average of the volume weighted average price (as defined below) per share of our common stock on each of the trading days during the cash settlement averaging period.

The “volume weighted average price” per share of our common stock on any trading day means such price as displayed on Bloomberg (or any successor service) page FNSR <equity> VWAP, or any successor page reflecting a change to the ticker symbol associated with our common stock, in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

The “cash settlement averaging period” means:

•	with respect to any conversion date occurring on or after the 12th scheduled trading day immediately preceding a redemption date, repurchase date, fundamental change redemption date or the maturity date, the 10 consecutive trading day period beginning on, and including, the 12th scheduled trading day immediately prior to such redemption date or the maturity date, subject to any extension due to a market disruption event; and

•	in all other cases, the 10 consecutive trading day period beginning on, and including, the third trading day immediately following the relevant conversion date.

The “daily share amount” means, for each trading day of the cash settlement averaging period and each $1,000 principal amount of notes surrendered for conversion, a number of shares of our common stock (but in no event less than zero) determined pursuant to the following formula:

In calculating the daily share amount, the conversion rate on any day shall be appropriately adjusted to take into account the occurrence on or before such trading day of any event which would require an adjustment to the conversion rate as set forth above under “— Conversion Rate Adjustments.”

A “scheduled trading day” means a day that is scheduled to be a trading day.

It is expected that any newly issued shares of our common stock will be accepted into the book-entry system maintained by DTC, and no person receiving shares shall receive or be entitled to receive physical delivery of shares, except in the limited circumstances set forth in the indenture.

We will deliver cash in lieu of any fractional shares issuable in connection with payment of the amounts above (based on the last reported sale price of our common stock on the last day of the applicable cash settlement averaging period).

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if:

•	holders of the notes participate, as a result of holding the notes, in the relevant transaction described below without having to convert their notes as if they held the full number of shares of our common stock underlying their notes; or

•	holders of our common stock are not eligible to participate in the relevant transaction described below.

Adjustment Events.

(1) If we issue our common stock as a dividend or distribution on common stock, or if we effect a common stock split or common stock combination, the conversion rate will be adjusted based on the following formula:

CR’	=	CR(0)	X	OS’ OS(0)

where,
CR0	=	the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution, or the effective date of such split or combination, as the case may be;
CR’	=	the conversion rate in effect immediately after the opening of business on the ex-dividend date for such dividend or distribution, or the effective date of such split or combination, as the case may be;
OS0	=	the number of shares of our common stock outstanding immediately prior to the ex-dividend date for such dividend or distribution, or the effective date of such split or combination, as the case may be; and
OS’	=	the number of shares of our common stock outstanding immediately after the opening of business on the ex-dividend date for such dividend or distribution, or the effective date of such split or combination, as the case may be.

(2) If we distribute to all or substantially all holders of our common stock any rights (including subscription bonuses) or warrants entitling them for a period of not more than 45 calendar days from the record date for such distribution to subscribe for or purchase shares of our common stock, at a price per share less than the last reported sale price of our common stock on the trading day immediately preceding the date of announcement of such distribution, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

CR’	=	CR(0)	X	OS(0) + X OS(0) + Y

where,
CR0	=	the conversion rate in effect immediately prior to the ex-dividend date for such distribution;
CR’	=	the conversion rate in effect immediately after the opening of business on the ex-dividend date for such distribution;
OS0	=	the number of shares of our common stock outstanding immediately prior to the ex-dividend date for such distribution;
X	=	the total number of shares of our common stock issuable pursuant to such rights or warrants; and
Y	=	the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the ten consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution.

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property, or rights to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends or distributions and rights or warrants described in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs to which the provisions set forth below in this paragraph (3) shall apply;

then the conversion rate will be adjusted based on the following formula:

CR’	=	CR(0)	X	SP0 SP(0)−FMV

where,
CR0	=	the conversion rate in effect immediately prior to the ex-dividend date for such distribution;
CR’	=	the conversion rate in effect immediately after the opening of business on the ex-dividend date for such distribution;
SP0	=	the average of the last reported sale prices of our common stock over the ten consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and
FMV	=	the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets, property or rights distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit (a “spin-off”), the conversion rate will be adjusted based on the following formula:

CR’	=	CR(0)	X	FMV(0) + MP0 MP(0)

where,
CR0	=	the conversion rate in effect immediately prior to the end of the valuation period (as defined below);
CR’	=	the conversion rate in effect immediately after the end of the valuation period;
FMV0	=	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first ten consecutive trading-day period beginning on and including the fifth trading day after the effective date of the spin-off (the “valuation period”); and
MP0	=	the average of the last reported sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph will occur on the 15th trading day from, and including, the effective date of the spin-off. As a result, any conversion within the 15 trading days following the effective date of any spin-off will be deemed not to have occurred until the end of such 15 trading-day period.

(4) If we pay any cash dividend or distribution to all or substantially all holders of our common stock (including as a result of capital reductions and common stock redemptions or amortizations), the conversion rate will be adjusted based on the following formula:

CR’	=	CR(0)	X	SP0 SP(0)−C

where,
CR0	=	the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution;
CR’	=	the conversion rate in effect immediately after the opening of business on the ex-dividend date for such dividend or distribution;
SP0	=	the average of the last reported sale prices of our common stock over the ten consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and
C	=	the full amount of such dividend or distribution per share we distribute to holders of our common stock.

(5) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, if (a) the cash and value of any other consideration included in the payment per share exceeds (b) the last reported sale price of our common stock on the trading day immediately following the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be adjusted based on the following formula:

CR’	=	CR(0)	X	AC + (SP’ x OS) OS(0) x SP’

where,
CR0	=	the conversion rate in effect on the day immediately prior to the effective date of the adjustment;
CR’	=	the conversion rate in effect immediately following the effective date of the adjustment;
AC	=	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for common stock purchased in such tender or exchange offer;
OS0	=	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;
OS’	=	the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires; and
SP’	=	the average of the last reported sale prices of our common stock over the ten consecutive trading-day period commencing on the trading day immediately following the date such tender or exchange offer expires.

The adjustment to the conversion rate under the preceding paragraph will occur at the close of business on the tenth trading day from and including the trading day immediately following the date such tender or exchange offer expires. As a result, any conversion within such ten trading-day period will be deemed not to have occurred until the end of such ten trading-day period.

If, however, the application of the foregoing formulae (other than in connection with a common stock combination) would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.

As used in this section, “ex-dividend date” means the first date on which a sale of the common stock does not automatically transfer the right to receive the relevant issuance, dividend or distribution in question from the seller of the common stock to its buyer.

Except as stated herein and under “— Adjustment to Conversion Rate upon Occurrence of a Fundamental Change,” we will not adjust the conversion rate for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities.

Events that Will Not Result in Adjustments.  The applicable conversion rate will not be adjusted:

•	upon the issuance of any common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in common stock under any such plan;

•	upon the issuance of any options or rights to purchase shares of our common stock pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the proceeding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of our common stock; or

•	for accrued and unpaid interest, if any.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, within one year of the first such adjustment carried forward, upon a fundamental change, upon any call of the notes for redemption or upon maturity.

We will not take any voluntary action to increase the conversion rate of the notes pursuant to the above provisions without complying with any applicable provisions of the shareholder approval rules of the Nasdaq Stock Market (including Market Rule 5635, which requires shareholder approval of certain issuances of our common stock) and any stock exchange on which our common stock is listed at the relevant time.

Treatment of Reference Property.  In the event of:

•	any reclassification of our common stock; or

•	a consolidation, merger or combination involving us; or

•	a sale or conveyance to another person of all or substantially all of our property and assets,

in which holders of our outstanding common stock would be entitled to receive cash, securities or other property for their common stock, you will be entitled thereafter to convert your notes into:

•	cash up to the aggregate principal amount thereof; and

•	in lieu of common stock otherwise deliverable, the same type (in the same proportions) of consideration received by holders of our common stock in the relevant event (the “reference property”), subject to our right to deliver cash in lieu of all or a portion of the reference property in accordance with the applicable procedures set forth under “— Settlement upon Conversion.”

The amount of cash and any reference property you receive will be based on the daily conversion values of the reference property and the applicable conversion rate, as described above.

For purposes of the foregoing, the type and amount of consideration that a holder of our common stock would have been entitled to receive in the case of reclassifications, consolidations, mergers, combination, sales or conveyances of assets or other transactions that cause our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election.

Treatment of Rights.  To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness assets property, rights or warrants as described in clause (3) under “— Adjustment Events” above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Voluntary Increases of Conversion Rate.  We are permitted, to the extent permitted by law and subject to the applicable rules of the Nasdaq Global Select Market, to increase the conversion rate of the notes by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase our common stock in connection with a dividend or distribution of common stock (or rights to acquire common stock) or similar event.

Tax Effect.  A holder may, in some circumstances, including the distribution of cash dividends to holders of our common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Taxation — Certain U.S. Federal Income Tax Considerations — Constructive Distributions.”

Adjustment to Conversion Rate upon Occurrence of a Fundamental Change

If a fundamental change (as defined below under “— Fundamental Change Permits Holders to Require Us to Redeem Notes”), occurs on or before October 15, 2014, and a holder elects to convert its notes in connection with such transaction, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such fundamental change if the notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the fundamental change up to, and including, the business day immediately prior to the fundamental change redemption date. Upon surrender of notes for conversion in connection with a fundamental change we will deliver shares of our common stock unless we have previously obtained consent from holders as specified in “Modifications and Amendments” in which case we will have the right to deliver, in lieu of common stock, including the additional shares (as defined below), cash or a combination of cash and common stock as described under “— Conversion Rights — Settlement Upon Conversion.”

Notwithstanding the foregoing, holders will not be entitled to an adjustment to the conversion rate upon the occurrence of a fundamental change if at least 90% of the consideration for our common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights and cash payment of the required cash payment, if any) in the transaction or transactions constituting the fundamental change consists of securities traded on a United States national securities exchange, or which will be so traded when issued or exchanged in connection with the fundamental change, and as a result of such transaction or transactions the notes become convertible solely into such securities.

In connection with an applicable fundamental change, we will increase the conversion rate by the number of additional shares of our common stock (the “additional shares”) as determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”), and the price paid per share of our common stock, translated, if necessary, into U.S. dollars at the exchange rate in effect on such date, in the fundamental change (the “share price”). If holders of our common stock receive only cash in the fundamental change, the share price shall be the cash amount paid per share, translated, if necessary, into U.S. dollars at the exchange rate in effect on the effective date of the fundamental change. Otherwise, the share price shall be the average of the last reported sale prices of our common stock over the five trading-day period ending on the trading day preceding the effective date of the fundamental change.

The share prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted share prices will equal the share prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”

The following table sets forth the hypothetical share price and the number of additional shares of our common stock to be received per $1,000 principal amount of notes:

	Share Price ($)
Effective Date	$8.54	$12.00	$14.00	$16.00	$18.00	$20.00	$22.00	$24.00	$25.00	$30.00	$35.00	$40.00	$45.00	$50.00

10/15/2009	23.4192	22.1808	17.6364	14.4218	12.0458	10.2337	8.8140	7.6759	7.5018	5.6030	4.4185	3.5732	2.9445	2.4616
10/15/2010	23.4192	21.3957	16.7324	13.4907	11.1236	9.3366	7.9585	6.8680	6.6744	4.9076	3.8438	3.0937	2.5399	2.1172
10/15/2011	23.4192	19.9572	15.2447	12.0337	9.7345	8.0318	6.7363	5.7355	5.5472	3.9887	3.1020	2.4844	2.0331	1.6912
10/15/2012	23.4192	17.6503	13.0125	9.9196	7.7693	6.2229	5.0821	4.2247	4.0713	2.8286	2.1825	1.6914	1.3914	1.1648
10/15/2013	23.4192	13.8724	9.5082	6.7457	4.2827	3.6628	2.8111	2.2241	1.9405	1.4132	1.0541	0.8588	0.7167	0.6078
10/15/2014	23.4192	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact share prices and effective dates may not be set forth in the table above, in which case:

•	If the share price is between two share price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower share price amounts and the two dates, as applicable, based on a 365-day year.

•	If the share price is greater than $50.00 (subject to adjustment), the conversion rate will not be adjusted.

•	If the share price is less than $8.54 (subject to adjustment), the conversion rate will not be adjusted.

Notwithstanding the foregoing, in no event will the total number of shares of our common stock issuable upon conversion exceed 117.096 per $1,000 principal amount of notes, subject to adjustment in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of economic remedies.

Optional Redemption by Us

At any time on or after October 22, 2014 we may redeem for cash the notes, in whole or in part in integral multiples of $1,000, at a price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date, if the last reported sale price (as defined above under “— Conversion Rights — General”) of our common stock for at least 20 trading days in a period of 30 consecutive trading days, the last of which occurs no more than five trading days prior to the date upon which notice of such redemption is published, is at least 130% of the applicable conversion price per share in effect on such trading date.

However, if the redemption date occurs after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest due on such payment date to the record holder on the record date corresponding to such interest payment date, and the redemption price payable to the holder who presents the note for redemption will be 100% of the principal amount of such note. We will give at least 20 days and no more than 60 days notice of such redemption.

You may convert notes or portions of notes called for redemption until the close of business on the business day prior to the redemption date.

If less than all of the notes are to be redeemed at any time, the Trustee shall select the notes to be redeemed among the holders in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not so listed, on a pro rata basis, by lot or in accordance with any other method the Trustee deems fair and appropriate (and in compliance with the indenture and applicable legal requirements). However, no notes of a principal amount of less than $1,000 shall be redeemed in part. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be part of the portion selected for redemption.

No sinking fund is provided for the notes.

Redemption of Notes at Your Option on Specified Dates

On October 15, 2014, October 15, 2016, October 15, 2019 and October 15, 2024, you may redeem all or a portion of your notes in integral multiples of $1,000 at a purchase price in cash equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date, subject to certain additional conditions. However, we will, on the redemption date, pay the accrued and unpaid interest to, but excluding, such date to the holder of record at the close of business on the immediately preceding record date. Accordingly, the holder submitting a note for redemption will not receive this accrued and unpaid interest unless that holder was also the holder of record at the close of business on the immediately preceding record date.

On the redemption date, we will redeem each outstanding note for which you have properly delivered and not withdrawn a written redemption notice. You may submit your written redemption notice and notes for purchase to the paying agent at any time from the opening of business on the date that is 25 business days prior to the redemption date until the close of business on the redemption date.

For a discussion of the tax treatment in the United States of a holder receiving cash, see “Certain United States Federal Income Tax Considerations.”

Required Notices and Procedure

On a date not less than 25 business days prior to each redemption date, we will be required to give notice to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things, the procedures that holders must follow to require us to redeem their notes.

The redemption notice given by you electing to require us to redeem notes must be given so as to be received by the paying agent no later than the close of business on the redemption date and must state:

•	if certificated, the certificate numbers of your notes to be delivered for redemption;

•	the principal amount of notes to be redeemed, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be redeemed by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any redemption notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal shall state:

•	if certificated notes have been issued, the certificate number of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures;

•	the principal amount of the withdrawn notes; and

•	the principal amount, if any, of the notes which remains subject to the redemption notice.

Our obligation to pay the redemption price for a note as to which a redemption notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the note, together with necessary endorsements, to the paying agent at any time after delivery of the redemption notice. We will cause the redemption price for the note to be paid promptly following the later of the redemption date or the time of delivery of the note.

If the paying agent holds money or securities sufficient to pay the redemption price of the notes on the business day following the redemption date, then:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the redemption price upon delivery or transfer of the notes).

We may not have enough funds to pay the redemption price at the specified redemption dates. In addition, the terms of the credit facility prohibit payment of any redemption price until the later of the maturity date of the credit facility, which is expected to be October 2, 2013, or the repayment of all amounts due with respect to the credit facility. See “Risk Factors — Risks Related to the Notes — Our Wells Fargo Foothill credit facility prohibits us from making any principal payments with respect to the notes until the later of the maturity date of the credit facility or the repayment of all amounts due with respect to the credit facility” and “— We may not be able to raise the funds necessary to repay the notes when due, pay the fundamental change redemption price, redeem the notes on specified dates or make the payments due upon conversion, if any.” Any future debt agreements or instruments relating to our or our subsidiaries’ indebtedness could contain provisions prohibiting our redemption of the notes under certain circumstances. If we fail to purchase the notes when required on a redemption date, we will be in default under the indenture.

No notes may be purchased at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the purchase price of the notes.

Fundamental Change Permits Holders to Require Us to Redeem Notes

If a fundamental change (as defined below) occurs at any time, you will have the right, at your option, to require us to purchase for cash all or a portion of your notes in integral multiples of $1,000, on a date (the “fundamental change redemption date”) of our choosing that is not less than 20 nor more than 35 business days after the date of the fundamental change notice described below. The price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest to, but excluding, the fundamental change redemption date (the “fundamental change redemption price”). However, if the fundamental change redemption date occurs after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest due on such payment date to the record holder on the record date corresponding to such interest payment date, and the fundamental change redemption price payable to the holder who presents the note for purchase will be 100% of the principal amount of such note.

A “fundamental change” will be deemed to have occurred upon a change in control or a termination of trading.

A “change in control” means any of the following events:

(i) a “person” or “group” within the meaning of Section l3(d)(3) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of our common stock representing more than 50% of the voting power of our common stock entitled to vote generally in the election of directors; or

(ii) the first day on which a majority of the members of our board of directors does not consist of continuing directors (as defined below); or

(iii) a consolidation, merger or binding share exchange (other than any such transaction (a) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock, and (b) pursuant to which holders of our capital stock immediately before the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving or successor person immediately after giving effect to such issuance), or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person; or

(iv) our stockholders approve any plan or proposal for our liquidation.

For purposes of defining a fundamental change:

•	the term “person” and the term “group” have the meanings given by Section 13(d) and 14(d) of the Exchange Act or any successor provisions;

•	the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision;

•	the term “beneficial owner” is determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions, except that a person will be deemed to have beneficial ownership of all shares of capital stock that person has the right to acquire irrespective of whether that right is exercisable immediately or only after the passage of time; and

•	the term “continuing directors” means as of any date of determination, any individual who on the date of the indenture was a member of the board of directors, together with any directors whose election, or, solely to fill the vacancy of a continuing director, appointment by the board or whose nomination for election by our stockholders is duly approved by the vote of a majority of the directors on the board (or such lesser number comprising a majority of a nominating committee if authority for such nominations or elections has been delegated to a nominating committee whose authority and composition have been approved by at least a majority of the directors who were continuing directors at the time such committee was formed) then still in office who were either directors on the date of the indenture or whose election, appointment (in the case of a vacancy of a continuing director), or nomination for election was previously approved by a majority of the continuing directors, either by specific vote or by approval of the proxy statement issued by us in which such individual is named as a nominee for director.

Notwithstanding the foregoing, in the case of a consolidation or merger, it will not constitute a change in control if at least 90% of the consideration for our common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights and cash payment of the required cash payment, if any) in the consolidation or merger constituting the change in control consists of securities traded on a United States national securities exchange, or which will be so traded when issued or exchanged in connection with the change in control, and as a result of such consolidation or merger the notes become convertible solely into such securities.

A “termination of trading” will be deemed to have occurred if our common stock, or other securities into which the notes are then convertible, are not listed for trading on a U.S. national securities exchange with electronically disseminated quotes, except as a result of a merger involving us or a tender offer or exchange offer for our common stock, or others securities into which the notes are then convertible.

Within 20 business days after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a written notice of the occurrence of the fundamental change and of the resulting redemption right (the “fundamental change notice”). Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the redemption right;

•	the fundamental change redemption price;

•	the fundamental change redemption date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	the applicable conversion rate and any adjustments to the applicable conversion rate;

•	that the notes with respect to which an exercise of fundamental change redemption right notice has been delivered by a holder may be converted only if the holder withdraws the exercise of fundamental change redemption right notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to redeem their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the redemption right, you must deliver, on or before the fundamental change redemption date, a written exercise of fundamental change redemption right notice to the paying agent. Your exercise of fundamental change redemption right notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for redemption;

•	the principal amount of notes to be redeemed, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be redeemed by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, a holder wishing to exercise its redemption right must comply with the applicable procedures of the Depository Trust Company, or DTC.

You may withdraw any exercise of fundamental change redemption right notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change redemption date. The notice of withdrawal shall state:

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures;

•	the principal amount of the withdrawn notes; and

•	the principal amount, if any, of the notes which remains subject to the exercise of fundamental change redemption right notice.

If the notes are not in certificated form, a holder must comply with the applicable procedures of the DTC in order to withdraw its notes.

Our obligation to pay the fundamental change redemption price for a note as to which an exercise of fundamental change redemption right notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the note, together with necessary endorsements, to the paying agent at any time after delivery of the exercise of fundamental change redemption right notice. We will cause the fundamental change redemption price for the note to be paid promptly following the later of the fundamental change redemption date or the time of delivery of the note.

If the paying agent holds money or securities sufficient to pay the fundamental change redemption price of the notes on the business day following the fundamental change redemption date, then:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change redemption price upon delivery or transfer of the notes).

The redemption rights of the holders could discourage a potential acquirer, even if the acquisition may be beneficial to you. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization or similar transaction involving us.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change redemption price. In addition, the terms of the credit facility prohibit payment of any fundamental change redemption price until the later of the maturity date of the credit facility, which is expected to be October 2, 2013, or the repayment of all amounts due with respect to the credit facility. See “Risk Factors — Risks Related to the Notes — Our Wells Fargo Foothill credit facility prohibits us from making any principal payments with respect to the notes until the later of the maturity date of the credit facility or the repayment of all amounts due with respect to the credit facility” and “— We may not be able to raise the funds necessary to repay the notes when due, pay the fundamental change redemption price, redeem the notes on specified dates or make the payments due upon conversion, if any.” Any future debt agreements or instruments relating to our or our subsidiaries’ indebtedness could contain provisions prohibiting our repurchase of the notes under certain circumstances. If we fail to redeem the notes when required following a fundamental change, we will be in default under the indenture. In addition, we may in the future incur other indebtedness with change in control provisions permitting the holders thereof to accelerate or to require us to redeem such indebtedness upon the occurrence of specified change in control events or on some specific dates.

No notes may be redeemed at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change redemption price of the notes.

Consolidation, Merger and Sale of Assets

The indenture provides that we shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person is a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such person (if not us) expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture. Upon any such consolidation, merger, conveyance or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, ours under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.

Events of Default

Each of the following is an event of default:

(1) default in any payment of interest, including any related additional amounts, on any note when due and payable and the default continues for a period of 30 days;

(2) default in the payment of principal of any note, including any related additional amounts, when due and payable at stated maturity, upon redemption or required repurchase, upon declaration or otherwise;

(3) our failure to comply with our obligations to convert the notes into common stock, cash or a combination of cash and common stock, as applicable, upon exercise of a holder’s conversion right;

(4) our failure to issue a fundamental change notice, in accordance with the terms of the indenture;

(5) our failure for 60 days after written notice from the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding has been received to comply with any of our other agreements contained in the notes or indenture;

(6) failure by us or any of our material subsidiaries (as defined below) to make any payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any debt for money borrowed in excess of $10 million (or its equivalent in any other currency or currencies) in the aggregate of ours and/or any such subsidiary, whether such debt now exists or shall hereafter be created, resulting in such debt becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within 30 days after written notice of such acceleration has been received by us or such subsidiary; or

(7) certain events of bankruptcy, insolvency, or reorganization with respect to us or any of our subsidiaries that is a material subsidiary (as defined below).

A “material subsidiary” is a subsidiary that is a “significant subsidiary” as defined under Rule 1-02(w) of Regulation S-X under the Exchange Act.

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, including additional amounts, if any, on all the notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest, including any additional amounts, will be due and payable immediately. However, upon an event of default arising out of the bankruptcy provisions relating to us, the aggregate principal amount and accrued and unpaid interest, including additional amounts, will be due and payable immediately.

The holders of a majority in aggregate principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest, including any additional amounts) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest, including additional amounts, on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest, including any additional amounts, when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee written notice that an event of default is continuing;

(2) holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request to the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnify satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in aggregate principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture provides that if an event of default has occurred and is continuing, the trustee will exercise its powers and rights vested in it by the indenture to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We also are required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain events of default, their status and what action we are taking or propose to take in respect thereof.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of a portion of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the percentage in aggregate principal amount of notes the holders of which must consent to an amendment;

(2) reduce the rate, or extend the stated time for payment, of interest on any note;

(3) reduce the principal amount, or extend the stated maturity, of any note;

(4) change the place or currency of payment of principal or interest in respect of any note;

(5) make any change that adversely affects the conversion rights of any notes, including any change to the provisions described under “Conversion Rights”;

(6) reduce the fundamental change redemption price, redemption price or optional purchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(7) impair the right of any holder to receive payment of principal of and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(8) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions; or

(9) change our obligation to pay additional amounts.

Notwithstanding the foregoing, with the consent of at least 50.1% of holders, we and the trustee, subject to the requirements of the indenture, may amend the indenture to permit settlement upon conversion in cash or any combination of cash and common stock as specified in “— Conversion Rights — Settlement Upon Conversion.”

Notwithstanding the foregoing, without the consent of any holder, we and the trustee, subject to the requirements of the indenture, may amend the indenture to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor corporation, partnership, trust or limited liability company of our obligations as permitted under the indenture;

(3) add guarantees with respect to the notes;

(4) secure the notes;

(5) add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

(6) make any changes or modifications to the indenture necessary in connection with the registration of the public offer and sale of the notes under the Securities Act pursuant to the resale registration rights agreement or the qualification of the indenture under the Trust Indenture Act of 1939;

(7) evidence and provide for the acceptance of the appointment of a successor trustee under the indenture; or

(8) make any change that does not materially adversely affect the rights of any holder, provided that any amendment made solely to conform the provisions of the indenture or the notes to the description of the notes in this offering memorandum will not be deemed to materially adversely affect the rights of any holder.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any purchase date, or upon redemption, conversion or otherwise, cash or securities sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the indenture and the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the written request of that holder.

Notices to the holders of the notes shall be validly given if in writing in English and mailed by first class mail to them at the Company’s expense at their respective addresses in the register of the notes. Any such notice shall be deemed to have been given on the later of such publication and the seventh day after being so mailed.

Trustee

Wells Fargo Bank, National Association is the trustee, registrar, conversion agent and the paying agent.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Resale Registration Rights

Pursuant to a registration rights agreement dated as of October 15, 2009 between Finisar and the initial purchaser of the notes, we agreed to file, at our expense, with the SEC a registration statement covering resales by holders of all notes and the common stock issuable upon conversion of the notes not later than 90 days after the first date of original issuance of the notes or, if we are eligible and elect to file an automatic shelf registration statement, not later than 120 days after the first date of original issuance of the notes. The notes and any common stock issuable upon conversion of the notes are referred to collectively as “registrable securities.” We agreed to use our reasonable best efforts to have the shelf registration statement declared effective not later than 180 days after the first date of original issuance of the notes, and to keep it effective until the earliest of:

(1) one year from the latest date of original issuance of the notes;

(2) the date when all registrable securities shall have been registered under the Securities Act and disposed of;

(3) the date on which all registrable securities held by non-affiliates are eligible to be sold pursuant to Rule 144 under the Securities Act; and

(4) the date on which the registrable securities cease to be outstanding.

If we notify the holders in accordance with the registration rights agreement to suspend the use of the prospectus upon the occurrence of certain events, then the holders will be obligated to suspend the use of the prospectus until the requisite changes have been made.

A holder of registrable securities that sells registrable securities pursuant to the shelf registration statement generally will be required to provide information about itself and the specifics of the sale, be named as a selling securityholder in the related prospectus, deliver a prospectus to purchasers, be subject to relevant civil liability provisions under the Securities Act in connection with such sales and be bound by the provisions of the registration rights agreement which are applicable to such holder.

If:

(1) we are not eligible to file an automatic shelf registration statement and the shelf registration statement has not been filed with the SEC by the 90th day after the first date of original issuance of the notes;

(2) we are not eligible to file an automatic shelf registration statement and the shelf registration statement has not become effective by the 180th day after the first date of original issuance of the notes;

(3) we are eligible and elect to file an automatic shelf registration statement and have not filed an automatic shelf registration statement that has become effective by the 120th day after the first date of original issuance of the notes;

(4) after the shelf registration statement has become effective, and while our obligation under the registration rights agreement to maintain an effective shelf registration rights agreement remains in effect, such shelf registration statement ceases to be effective (without being succeeded immediately by an effective replacement shelf registration statement), or the shelf registration statement or prospectus contained therein ceases to be usable in connection with the resales of notes and any common stock or other security issuable upon the conversion of the notes, in accordance with and during the periods specified in the registration rights agreement for a period of time (including any suspension period) which exceeds 60 days in the aggregate in any consecutive 12-month period because either (i) any event occurs as a result of which the shelf registration statement or the prospectus forming part of such shelf registration statement would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, (ii) it shall be necessary to amend such shelf registration statement or supplement the related prospectus to comply with the Securities Act, the Exchange Act or the respective rules thereunder, or (iii) the occurrence or existence of any pending corporate development or other similar event with respect to us or a public filing with the SEC that, in our reasonable discretion, makes it appropriate to suspend the availability of a shelf registration statement and the related prospectus; or

(5) as of the date that is one year after the last date on which any of the notes are originally issued, and after any holder has requested the removal of the restrictive legend on the notes, the restrictive legend on the notes has not been removed or the notes are not otherwise freely tradable by holders other than our affiliates (without restrictions pursuant to U.S. securities laws or the terms of the indenture or the notes);

(each event as described above in clauses (1) through (5), a “resale registration default”), additional interest will accrue on the notes, commencing on and including the date on which the resale registration default has occurred to but excluding the date on which all such resale registration defaults have been cured, at the rate of (a) 0.25% per annum of the principal amount of the notes to and including the 90th day following the occurrence of such resale registration default and (b) 0.50% per annum of the principal amount of the notes from and after the 91st day following the occurrence of such resale registration default. If a holder has converted some or all of its notes into common stock, the holder will not be entitled to receive any additional interest with respect to such common stock or the principal amount of the notes converted.

We will give notice of the effectiveness of the shelf registration statement to all holders. Holders will need to complete a notice and questionnaire to provide certain information for inclusion in the registration statement if they wish to have their registrable securities covered by the shelf registration statement and related prospectus. Holders are required to deliver the questionnaire prior to the filing of the shelf registration statement so that they can be named as a selling security holder in the prospectus. From and after the date the shelf registration statement is declared effective, each holder wishing to sell its registrable securities pursuant to the shelf registration statement and related prospectus is required to deliver a questionnaire to us at least eight business days prior to any intended distribution. Within five business days after the later of receipt of a questionnaire or the expiration of any suspension period in effect when such questionnaire is delivered, we will file, if required by applicable law, a post-effective amendment to the shelf registration statement or a supplement to the prospectus contained in the shelf registration statement.

We will pay all expenses incident to our performance of and compliance with the registration rights agreement, provide each holder that is selling registrable securities pursuant to the shelf registration statement copies of the related prospectus as reasonably requested and take other actions as are required under the terms of the registration rights agreement to permit, subject to the foregoing, unrestricted dispositions of the registrable securities in the manner set forth in the shelf registration statement and related prospectus.

Pursuant to the registration rights agreement, each holder must indemnify us for certain losses in connection with the shelf registration statement.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section is a discussion of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the common stock into which the notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the notes or common stock. The summary generally applies only to beneficial owners of the notes who hold the notes and common stock as “capital assets” (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code, or a U.S. holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, certain former citizens or residents of the United States, persons holding notes or common stock as part of a hedging, integrated or conversion transaction or a straddle, or persons deemed to sell notes or common stock under the constructive sale provisions of the Code). Finally, the summary does not describe the effects of the U.S. federal estate and gift tax laws or the effects of any applicable foreign, state or local laws.

INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS, AND TAX TREATIES.

U.S. Holders

As used herein, the term “U.S. holder” means a beneficial owner of the notes or the common stock into which the notes may be converted that, for U.S. federal income tax purposes is (1) an individual citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (x) a court within the United States can exercise primary supervision over its administration, and one or more United States persons have the authority to control all of the substantial decisions of that trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of the notes or the common stock into which the notes may be converted (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (including for this purpose an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note or common stock acquired upon conversion of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A beneficial owner of a note or common stock acquired upon conversion of a note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the notes and the common stock into which the notes may be converted.

Taxation of Interest

U.S. holders will be required to recognize as ordinary income any stated interest paid or accrued on the notes in accordance with their regular method of tax accounting.

We may be required to make payments of additional interest to holders of the notes, as described under “Description of Notes — Resale Registration Rights” and “Description of Notes — Events of Default” above. We believe that there is only a remote possibility that we would be required to pay additional interest, or that if such additional interest were required to be paid, it would be an incidental amount, and therefore we do not intend to treat the notes as subject to the special rules governing certain contingent payment debt instruments (which, if applicable, would affect the timing, amount and character of income with respect to a note). Our determination in this regard, while not binding on the Internal Revenue Service, or IRS, is binding on U.S. holders unless they disclose their contrary position. If, contrary to expectations, we pay additional interest, although it is not free from doubt, such additional interest should be taxable to a U.S. holder as ordinary interest income at the time it accrues or is paid in accordance with the U.S. holder’s regular method of tax accounting. In the event we pay additional interest on the notes, U.S. holders should consult their own tax advisors regarding the treatment of such amounts.

Market Discount

A U.S. Holder who buys a note for less than its stated redemption price at maturity generally will be considered to have purchased the note at a “market discount.” If the market discount is less than 0.25% of the stated redemption price of the note at maturity multiplied by the number of complete years to maturity, then the market discount will be deemed to be zero. A U.S. Holder may elect to include market discount in income currently as it accrues. Any such election will apply to all market discount bonds acquired during or after the year for which the election is made, and the election may be terminated only with the consent of the IRS. If a U.S. Holder does not make an election to include market discount in income currently as it accrues, any principal amount received or gain realized by a U.S. Holder on the sale, exchange, retirement or other taxable disposition of a note will be treated as ordinary income to the extent of any accrued market discount on the note. Unless a U.S. holder irrevocably elects to accrue market discount under a constant-interest method, accrued market discount is the total market discount multiplied by a fraction, the numerator of which is the number of days the U.S. Holder has held the note and the denominator of which is the number of days from the date the holder acquired the note until its maturity. If a U.S. Holder exchanges or converts a note into common stock in a transaction that is otherwise tax free, any accrued market discount will carry over and generally be recognized upon a disposition of the common stock. A U.S. Holder may be required to defer a portion of such holder’s interest deductions for the taxable year attributable to any indebtedness incurred or continued to purchase or carry a note purchased at a market discount. Any such deferred interest expense may not exceed the market discount that accrues during a taxable year and is, in general, allowed as a deduction not later than the year in which the market discount is includible in income. This interest expense deferral will not apply if a U.S. Holder makes an election to include market discount in income currently as it accrues.

Market Premium

A U.S. Holder who buys a note for more than its stated redemption price at maturity generally will be considered to have purchased the note at a “market premium.” If an election is made, the market premium may generally be amortized using a constant yield method over the remaining term of the note. Interest otherwise required to be included in income with respect to the note during any taxable year may be offset by the amount of any amortized market premium. An election to amortize market premium will apply to all market premium bonds acquired during or after the year for which the election is made, and the election may be terminated only with the consent of the IRS.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

A U.S. holder generally will recognize capital gain or loss if the holder disposes of a note in a sale, exchange, redemption or other taxable disposition (other than conversion of a note into shares of our common stock or a combination of shares of our common stock and cash, the U.S. federal income tax consequences of which are described under “— U.S. Holders — Conversion of Notes” below). The U.S. holder’s gain or loss will equal the difference between the proceeds received by the holder (other than amounts attributable to accrued but unpaid interest) and the holder’s tax basis in the note. The U.S. holder’s tax basis in the note will generally equal the amount the holder paid for the note, increased by any accrued market discount and decreased by the amount of any principal payments received and any amortizable market premium accrued. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the U.S. holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. holder has not previously included the accrued interest in income. Gain on the disposition of the note may be ordinary income to the extent of any market discount not previously included in the U.S. holder’s taxable income, as discussed above under the heading “Market Discount.” Otherwise, the gain or loss recognized by the U.S. holder on the disposition of the note will generally be capital gain or loss and will be long-term capital gain or loss if the holder held the note for more than one year, or short-term capital gain or loss if the holder held the note for one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 15% federal rate (effective for tax years through 2010, after which the maximum rate is scheduled to increase). Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Conversion of Notes

A U.S. holder who converts a note solely into our common stock will not recognize any income, gain or loss, except for any gain or loss attributable to the receipt of cash in lieu of a fractional share and except for the value of any portion of our common stock attributable to accrued and unpaid interest on the notes not yet included in income, and subject to the discussion under “— U.S. Holders — Constructive Distributions” below regarding the possibility that the adjustment to the conversion ratio of a note converted in connection with a fundamental change may be treated as a taxable stock dividend. The U.S. holder’s aggregate adjusted basis in the common stock (not including any shares of common stock attributable to accrued and unpaid interest) will equal its adjusted basis in the note (less the portion of the basis allocable to a fractional share of common stock for which cash is received), and the U.S. holder’s holding period for such stock (not including any shares of common stock attributable to accrued and unpaid interest) will include the period during which the U.S. Holder held the note.

With the consent of at least 50.1% of holders, as specified under “Description of Notes — Modification and Amendment,” we and the trustee, subject to the requirements of the indenture, may amend the indenture to permit settlement upon conversion in any combination of cash and our common stock in lieu of delivery of common stock in satisfaction of our obligation upon conversion of the notes. The tax consequences of the conversion of a note into cash and shares of our common stock are not entirely clear. A U.S. holder may be treated as exchanging the note for our common stock and cash in a recapitalization for U.S. federal income tax purposes. In such case, the U.S. holder would not be permitted to recognize loss, but would be required to recognize capital gain. The amount of capital gain recognized by a U.S. holder would equal the lesser of (i) the excess (if any) of (A) the amount of cash received (excluding any cash received in lieu of a fractional share of our common stock and any cash received attributable to accrued and unpaid interest) plus the fair market value of our common stock received (treating a fractional share of our common stock as issued and received for this purpose and excluding any such common stock that is attributable to accrued and unpaid interest) upon conversion over (B) the U.S. holder’s tax basis in the converted note, and (ii) the amount of cash received upon conversion (other than any cash received in lieu of a fractional share of our common stock and any cash received attributable to accrued and unpaid interest). Subject to the discussion under

“— U.S. Holders — Constructive Distributions” below regarding the possibility that the adjustment to the conversion rate of a note converted in connection with a fundamental change may be treated as a taxable stock dividend, the gain recognized by a U.S. holder upon conversion of a note will be long-term capital gain if the holder held the note for more than one year, or short-term capital gain if the holder held the note for one year or less, at the time of the conversion. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 15% federal rate (effective for tax years through 2010, after which the maximum rate is scheduled to increase). Short-term capital gains are taxed at ordinary income rates. The U.S. holder’s tax basis in the common stock received (including any fractional share for which cash is paid, but excluding shares attributable to accrued and unpaid interest) generally would equal the tax basis of the converted note, decreased by the amount of cash received (other than cash in lieu of a fractional share of common stock and any cash attributable to accrued and unpaid interest), and increased by the amount of gain (if any) recognized upon conversion (other than any gain recognized as a result of cash received in lieu of a fractional share of common stock). The U.S. holder’s holding period in the common stock (other than shares attributable to accrued and unpaid interest) would include the holding period in the converted note.

Alternatively, the conversion of a note into cash and shares of our common stock may be treated as in part a payment in redemption for cash of a portion of the note and in part a conversion of a portion of the note into common stock. In such case, a U.S. holder’s aggregate tax basis in the note would be allocated between the portion of the note treated as redeemed and the portion of the note treated as converted into common stock on a pro rata basis. The U.S. holder generally would recognize capital gain or loss with respect to the portion of the note treated as redeemed equal to the difference between the amount of cash received by the U.S. holder (other than amounts attributable to accrued and unpaid interest and subject to the discussion above regarding “Market Discount”) and the U.S. holder’s tax basis in the portion of the note treated as redeemed. See “— U.S. Holders — Sale, Exchange, Redemption or Other Taxable Disposition of Notes” above. With respect to the portion of the note treated as converted, a U.S. holder generally would not recognize any gain or loss (except with respect to cash received in lieu of a fractional share of common stock and common stock received attributable to accrued and unpaid interest), subject to the discussion under “— U.S. Holders — Constructive Distributions” below regarding the possibility that the adjustment to the conversion rate of a note converted in connection with a fundamental change may be treated as a taxable stock dividend. The tax basis allocated to the portion of the note treated as converted into common stock would be the U.S. holder’s tax basis in the common stock (including any fractional share for which cash is paid, but excluding shares attributable to accrued interest). The U.S. holder’s holding period in the common stock (other than shares attributable to accrued interest) would include the holding period in the converted note.

The receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss measured by the difference between the cash received for the fractional share and the U.S. holder’s adjusted tax basis allocable to such fractional share. The value of the portion of our common stock which is received for accrued and unpaid interest on the notes will generally be taxed as ordinary interest income to the extent that the U.S. holder has not previously included the accrued interest in income. The basis in any shares of common stock attributable to accrued and unpaid interest will equal the fair market value of such shares when received. The holding period in any shares of common stock attributable to accrued and unpaid interest will begin on the day after the date of receipt.

A U.S. holder who converts a note solely into cash will be treated in the same manner as if such holder had disposed of the note in a taxable disposition, as described above under “U.S. Holders — Sale, Exchange, Redemption or Other Taxable Disposition of Notes.”

A U.S. holder that converts a note between a record date for an interest payment and the next interest payment date and consequently receives a payment of cash interest should consult its own tax advisor concerning the appropriate treatment of such payment.

If we undergo a business change as described under “Description of Notes — Conversion Rights — Adjustment to Conversion Rate Upon Occurrence of a Fundamental Change,” the conversion obligation may be adjusted so that holders would be entitled to convert the notes into the type of consideration that they would have been entitled to receive upon such business change had the notes been converted into our common stock immediately prior to such business change, except that such holders will not be entitled to receive the conversion rate adjustment unless such notes are converted in connection with the relevant fundamental change. Depending on the facts and circumstances at the time of such business change, such adjustment may result in a deemed exchange of the outstanding notes, which may be a taxable event for U.S. federal income tax purposes.

U.S. holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of such an adjustment upon a business change described under “Description of Notes — Conversion Rights — Adjustment to Conversion Rate Upon Occurrence of a Fundamental Change”

Distributions

If, after a U.S. holder acquires our common stock upon a conversion of a note, we make a distribution in respect of such common stock from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), the distribution will be treated as a dividend and will be includible in a U.S. holder’s income when paid. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. holder’s investment, up to the U.S. holder’s tax basis in its common stock, and any remaining excess will be treated as capital gain from the sale or exchange of the common stock. If the U.S. holder is a U.S. corporation, it would generally be able to claim a dividends received deduction on a portion of any distribution taxed as a dividend, provided that certain holding period requirements are satisfied. Subject to certain exceptions, dividends received by non-corporate U.S. holders currently are taxed at a maximum rate of 15% (effective for tax years through 2010, after which the maximum rate is scheduled to increase), provided that certain holding period requirements are met.

Constructive Distributions

The terms of the notes allow for changes in the conversion rate of the notes under certain circumstances. A change in conversion rate that allows holders of notes to receive more shares of common stock on conversion may increase such holders’ proportionate interests in our earnings and profits or assets. In that case, the holders of notes may be treated as though they received a taxable distribution in the form of our common stock. A taxable constructive stock distribution would result, for example, if the conversion rate is adjusted to compensate holders of notes for distributions of cash or property to our stockholders. The adjustment to the conversion rate of notes converted in connection with a fundamental change, as described under “Description of Notes — Conversion Rights — Adjustment to Conversion Rate Upon Occurrence of a Fundamental Change” above, also may be treated as a taxable stock distribution.

If an event occurs that dilutes the interests of stockholders and the conversion rate of the notes is not adjusted (or not adequately adjusted), the resulting increase in the proportionate interests of holders of our notes also could be treated as a taxable stock distribution to holders of the notes. Conversely, if an event occurs that dilutes the interests of holders of the notes and the conversion rate is not adjusted (or not adequately adjusted), the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock distribution to the stockholders. Not all changes in the conversion rate that result in holders of notes receiving more common stock on conversion, however, increase such holders’ proportionate interests in us. For instance, a change in conversion rate could simply prevent the dilution of the holders’ interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to the formulas described in “Description of Notes — Conversion Rights — Conversion Rate Adjustments” will not be treated as constructive stock distributions. Any taxable constructive stock distribution resulting from a change to, or failure to change, the conversion rate that is treated as a distribution of common stock would be treated for U.S. federal income tax purposes in the same manner as a distribution on our common stock paid in cash or other property. It would result in a taxable dividend to the recipient to the extent of our current or accumulated earnings and profits (with the recipient’s tax basis in its note or common stock (as the case may be) being increased by the amount of such dividend), with any excess treated first as a tax-free return of the U.S. holder’s investment, up to the U.S. holder’s tax basis in its note or common stock (as the case may be), and any remaining excess treated as capital gain from the sale or exchange of the note or common stock (as the case may be). U.S. holders should consult their own tax advisors regarding whether any taxable constructive stock dividend on notes would be eligible for the current maximum 15% rate (effective for taxpayers through 2010, after which the maximum rate is scheduled to increase) or the dividends received deduction described in the previous paragraph, as the requisite applicable holding period requirements might not be considered to be satisfied.

Sale, Exchange or Other Disposition of Common Stock

A U.S. holder generally will recognize capital gain or loss on a sale, exchange or other disposition of common stock. The U.S. holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s tax basis in the stock. The proceeds received by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a U.S. holder on a sale or exchange of common stock will be long-term capital gain or loss if the holder’s holding period in the common stock is more than one year, or short-term capital gain or loss if the holder’s holding period in the common stock is one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers are currently taxed at a maximum 15% federal rate (effective for tax years through 2010, after which the maximum rate is scheduled to increase). Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a non-U.S. holder (as defined above). Special rules may apply to certain non-U.S. holders, such as “controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax, among others, that are subject to special treatment under the Code. Such non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Taxation of Interest

Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the recipient’s country of residence), collected by means of withholding by the payor. Payments of interest on the notes to most non-U.S. holders, however, will qualify as “portfolio interest,” and thus will be exempt from U.S. federal income tax, including withholding of such tax, if the non-U.S. holders certify their nonresident status as described below.

The portfolio interest exemption will not apply to payments of interest to a non-U.S. holder that:

•	owns, actually or constructively, shares of our stock representing at least 10% of the total combined voting power of all classes of our stock entitled to vote; or

•	is engaged in the conduct of a trade or business in the United States, if such interest payments are effectively connected with such trade or business, and, generally, if an income tax treaty applies, such interest payments also are attributable to a U.S. permanent establishment maintained by the non-U.S. holder (see the discussion under “— Non-U.S. Holders — Income or Gains Effectively Connected with a U.S. Trade or Business” below).

The portfolio interest exemption, reduction of the withholding rate pursuant to the terms of applicable income tax treaty and several of the special rules for non-U.S. holders described below apply only if the holder certifies its nonresident status. A non-U.S. holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent prior to the payment. If the non-U.S. holder holds the note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The non-U.S. holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Sale, Exchange, Redemption, Conversion or Other Disposition of Notes or Common Stock

Non-U.S. holders generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, conversion or other disposition of notes or common stock (other than with respect to payments attributable to accrued interest, which will be taxed as described under “— Non-U.S. Holders — Taxation of Interest” above), unless:

•	the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and, generally, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), in which case the gain would be subject to tax as described below under “— Non-U.S. holders — Income or Gains Effectively Connected with a U.S. Trade or Business”;

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the year of disposition and certain other conditions apply, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, would be subject to a flat 30% tax, even though the individual is not considered a resident of the United States; or

•	the rules of the Foreign Investment in Real Property Tax Act (or “FIRPTA”) (described below) treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale, exchange, redemption or other disposition of notes or common stock by a non-U.S. holder if we currently are, or were at any time within five years before the sale, exchange, redemption, conversion or other disposition (or, if shorter, the non-U.S. holder’s holding period for the notes or common stock disposed of), a “U.S. real property holding corporation” (or “USRPHC”). In general, we would be a USRPHC if interests in U.S. real estate comprised at least 50% of our assets. We believe that we currently are not, have not been and will not become in the future a USRPHC.

Dividends

Dividends paid to a non-U.S. holder on common stock received on conversion of a note, including any taxable constructive stock dividends resulting from certain adjustments (or failures to make adjustments) to the number of shares of common stock to be issued on conversion (as described under “— U.S. Holders — Constructive Distributions” above) generally will be subject to U.S. withholding tax at a 30% rate. Withholding tax applicable to any taxable constructive stock dividends received by a non-U.S. holder may be withheld from interest on the notes, distributions on the common stock, shares of common stock or proceeds subsequently paid or credited to the non-U.S. holder. The withholding tax on dividends (including any taxable constructive stock dividends), however, may be reduced under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. A non-U.S. holder should demonstrate its eligibility for a reduced rate of withholding under an applicable income tax treaty by timely delivering a properly executed IRS Form W-8BEN or appropriate substitute form. A non-U.S. holder that is eligible for a reduced rate of withholding under the terms of an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Dividends on the common stock that are effectively connected with a non- U.S. holder’s conduct of a U.S. trade or business are discussed below under “— Non-U.S. Holders — Income or Gains Effectively Connected with a U.S. Trade or Business.”

Income or Gains Effectively Connected With a U.S. Trade or Business

The preceding discussion of the U.S. federal income and withholding tax considerations of the purchase, ownership or disposition of notes or common stock by a non-U.S. holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes, dividends on common stock, or gain from the sale, exchange, redemption, conversion or other disposition of the notes or common stock is effectively connected with a U.S. trade or business conducted by the non-U.S. holder, then the income or gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the same manner applicable to U.S. holders. If the non-U.S. holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of interest or dividends that are effectively connected with a U.S. trade or business (and, if a tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a non-U.S. holder, will not be subject to 30% withholding, provided that the holder claims exemption from withholding by timely filing a properly executed IRS Form W-8ECI or appropriate substitute form. If the

non-U.S. holder is a corporation (or an entity treated as a corporation for U.S. federal income tax purposes), any “effectively connected” income or gain may in certain circumstances be subject to an additional “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.

Backup Withholding and Information Reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. This reporting regime is reinforced by “backup withholding” rules, which require the payor to withhold from payments subject to information reporting if the recipient has failed to provide a taxpayer identification number to the payor, furnished an incorrect identification number, or repeatedly failed to report interest or dividends on tax returns. The backup withholding rate is currently 28% for amounts paid before 2011. The backup withholding rate will be 31% for amounts paid after December 31, 2010 unless legislation is enacted providing otherwise.

Payments of interest or dividends to U.S. holders of notes or common stock generally will be subject to information reporting, and will be subject to backup withholding, unless the holder (1) is an exempt payee, such as a corporation, or (2) provides the payor with a correct taxpayer identification number and complies with applicable certification requirements. Payments made to U.S. holders by a broker upon a sale of notes or common stock will generally be subject to information reporting and backup withholding, unless the conditions set forth in the preceding sentence are satisfied. If the sale is made through a foreign office of a foreign broker, however, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

We must report annually to the IRS the interest and/or dividends paid to each non-U.S. holder and the tax withheld, if any, with respect to such interest and/or dividends, including any tax withheld pursuant to the rules described under “— Non-U.S. Holders — Taxation of Interest” and “— Non-U.S. Holders — Dividends” above. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides. Payments to non-U.S. holders of dividends on our common stock or interest on the notes may be subject to backup withholding unless the non-U.S. holder certifies its non-U.S. status on a properly executed IRS Form W-8BEN or appropriate substitute form. Payments made to non-U.S. holders by a broker upon a sale of the notes or our common stock will not be subject to information reporting or backup withholding as long as the non-U.S. holder certifies its non-U.S. status or otherwise establishes an exemption.

Any amounts withheld from a payment to a U.S. holder or non-U.S. holder of notes or common stock under the backup withholding rules generally can be credited against any U.S. federal income tax liability of the holder, provided the required information is timely furnished to the IRS.

SELLING SECURITYHOLDERS

The notes offered hereby were originally issued by us in a private placement in October 2009. The notes were issued to persons reasonably believed to be “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, in transactions exempt from the registration requirements of the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes and common stock issued upon conversion of the notes.

The following table sets forth information, as of January 15, 2010, with respect to the selling securityholders and the respective principal amounts of notes and common stock beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. Such information has been obtained from the selling securityholders. Unless otherwise indicated, none of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling securityholders may offer all or some portion of the notes or the common stock issuable upon conversion of the notes pursuant to this prospectus, no estimate can be given as to the amount of the notes or the common stock issuable upon conversion of the notes that will be held by the selling securityholders upon termination of any particular offering. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act.

	Principal Amount of Notes		Number of Shares of Common Stock
	Beneficially Owed	Percentage of			Owned After
	and Offered	Notes	Beneficially		Completion of
Selling Securityholder(1)	Hereby(1)	Outstanding	Owned(1)(2)	Offered Hereby	the Offering(3)

CNH CA Master Fund, L.P.(5)	$1,425,000	1.43	133,489	133,489	0
AQR Absolute Return Master Account, L.P.(5)	400,000	*	37,470	37,470	0
Opportunistic Convertible Arbitrage Fund, Ltd.(6)	225,000	*	21,077	21,077	0
Special Opportunities Offshore Fund, Ltd.(6)	150,000	*	14,051	14,051	0
AQR Diversified Arbitrage Fund(7)	700,000	*	65,573	65,573	0
CNH Diversified Opportunities Fund(8)	100,000	*	9,367	9,367	0
Bancroft Fund Ltd.(9)	250,000	*	23,419	23,419	0
Ellsworth Fund Ltd.(9)	250,000		23,419	23,419	0
AK Steel Master Pension Trust(10)	400,000	*	37,470	37,470	0
The J.A. & Kathryn Albertson Foundation(10)	35,000	*	3,278	3,278	0
Stationary Engineers Local 34 Pension Trust Fund(10)	95,000	*	8,899	8,899	0
Colcom Foundation(10)	60,000	*	5,620	5,620	0
Automotive Industries Pension Trust Fund(10)	200,000	*	18,735	18,735	0
Maryland State Retirement Agency(10)	95,000	*	8,899	8,899	0
Sheet Metal Workers Northern California Pension Plan of Northern California(10)	185,000	*	17,330	17,330	0
Employees of ONEOK, Inc. & Subsidiaries Retirement Plan(10)	150,000	*	14,051	14,051	0
Retirement Board of Allegheny County(10)	90,000	*	8,430	8,430	0
South Carolina Retirement System(10)	215,000	*	20,140	20,140	0
Sheet Metal Workers National Pension Fund(10)	165,000	*	15,456	15,456	0
City of Bristol Employee Pension Fund(10)	20,000	*	1,873	1,873	0
Consulting Group Capital Markets Funds High Yield Investment(10)	290,000	*	27,166	27,166	0
San Francisco City and County ERS(11)	684,000	*	64,074	64,074	0
Advent Convertible Arbitrage Master Fund(11)	2,693,000	2.69	252,271	252,271	0
HFR CA Opportunity Master Trust(11)	59,000	*	5,526	5,526	0
Alcon Laboratories(11)	252,000	*	23,606	23,606	0
Occidental Petroleum Corporation(11)	233,000	*	21,826	21,826	0
British Virgin Islands Social Security Board(11)	111,000	*	10,398	10,398	0
The City University of New York(11)	42,000	*	3,934	3,934	0

	Principal Amount of Notes		Number of Shares of Common Stock
	Beneficially Owed	Percentage of				Owned After
	and Offered	Notes	Beneficially			Completion of
Selling Securityholder(1)	Hereby(1)	Outstanding	Owned(1)(2)		Offered Hereby	the Offering(3)

Grady Hospital Foundation(11)	84,000	*	7,868		7,868	0
Pro-Mutual(11)	538,000	*	50,398		50,398	0
Domestic and Foreign Missionary Society(11)	56,000	*	5,245		5,245	0
Institutional Benchmark Series Ltd.(11)	248,000	*	23,231		23,231	0
Nisswa Convertibles Master Fund Ltd.(12)	3,000,000	3.00	507,730		281,030	0
Admiral Flagship Master Fund Ltd.(13)	5,000,000	5.00	468,384		468,384	0
Calamos Market Neutral Income Fund — Calamos Investment Trust(14)	3,000,000	3.00	281,030		281,030	0
Partners Group Alternative Strategies PCC. Limited. The Gold Zeta Cell.(11)	150,000	*	14,051		14,051	0
NFJ Dividend, Interest & Premium Strategy Fund (15)	2,000,000	2.00	187,353		187,353	0
San Diego City Retirement Systems(15)	1,250,000	1.25	117,096		117,096	0
Arkansas Teacher Retirement System(15)	3,525,000	3.53	330,210		330,210	0
San Diego County Employee Retirement Association(15)	625,000	*	58,548		58,548	0
Nicholas Applegate U.S. Convertible Fund(15)	4,010,000	4.01	375,643		375,643	0
Baptist Health of South Florida, Inc.(15)	1,090,000	1.09	102,107		102,107	0
Jabcap Multi Strategy Master Fund Limited(16)	4,000,000	4.0	374,707		374,707	0
Convertible Opportunities Bond Fund(5)	1,000,000	1.0	93,676		93,676	0
Any other selling security holder of notes or future transferee from any such holder(4)	60,850,000	60.85	5,700,256	(17)	5,700,256	0

*	Less than 1%

(1)	Information concerning the selling securityholders may change from time to time. Any such changed information will be set forth in supplements to this prospectus if and when necessary.

(2)	Assumes a conversion rate of 93.6768 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $10.68 per share of common stock) and a cash payment in lieu of any fractional share interest. However, this conversion price will be subject to adjustment as described under “Description of Notes — Conversion Rights.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future. This prospectus shall also cover any additional shares of our common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

(3)	Assumes the sale of all notes and shares of common stock issuable upon conversion thereof offered pursuant to this prospectus.

(4)	Information concerning other selling securityholders will be set forth in post-effective amendments to the registration statement from time to time, if required.

(5)	This selling securityholder is a non-public entity. AQR Capital Management, LLC is the investment advisor of this selling securityholder and as such has sole voting and dispositive power over the securities held by the selling securityholder. Clifford S. Asness, Ph.D, David G. Kabiller, CFA, Robert J. Krail, John M. Liew, Ph.D, Jacques A. Friedman, Oktay Kurbanov, Ronen Israel and Lars Nielsen are the investment principals for AQR Capital Management, LLC.

(6)	This selling securityholder is a non-public entity. AQR Capital Management, LLC, a Delaware limited liability company and wholly-owned subsidiary of AQR Capital Management Holdings, LLC, is the investment manager of this selling securityholder and as such has sole voting and dispositive power over the securities held by the selling securityholder and exercises full discretionary control relating to all investment decisions made on behalf of the selling securityholder. Clifford S. Asness, Ph.D, David G. Kabiller, CFA, Robert J. Krail, John M. Liew, Ph.D, Brian K. Hurst, Jacques A. Friedman, Oktay Kurbanov, Ronen Israel, Lars Nielsen, Michael Mendelson, Stephen Mellas and Gregor Andrade, Ph.D are the investment principals for AQR Capital Management, LLC.

(7)	This selling securityholder is a non-public entity. AQR Capital Management, LLC is the investment advisor of the selling securityholder and has delegated investment management authority to CNH Partners, LLC (“CNH”). As sub-advisor, CNH has sole voting and dispositive power over the securities held by the selling securityholder and exercises full discretionary control relating to all investment decisions made on behalf of the selling securityholder. Clifford S. Asness, Ph.D, David G. Kabiller, CFA, Robert J. Krail, John M. Liew, Ph.D, Jacques A. Friedman, Oktay Kurbanov, Bradley D. Asness, Ronen Israel, Lars Nielsen, Michael Mendelson, Stephen Mellas and Gregor Andrade, Ph.D are the investment principals for AQR Capital Management, LLC. Mark Mitchell and Todd Pulvino are the investment principals for CNH.

(8)	This selling securityholder is a non-public entity. CNH Principal Partners I, LLC acts as general partner of the selling securityholder and has delegated full discretionary control relating to all investment decisions made on behalf of the selling securityholder to CNH Partners, LLC, which acts as the investment advisor to the selling securityholder and as such has sole voting and dispositive power over the securities held by the selling securityholder. Robert Krail, Mark Mitchell and Toll Pulvino are investment principals for CNH Partners, LLC.

(9)	This selling securityholder is a publicly-held registered investment company. Thomas Dinsmore has voting and dispositive power over the securities that this selling securityholder beneficially owns.

(10)	This selling securityholder is a non-public entity. Paulo Silva, a Portfolio Manager and Partner at Penn Capital Management, the selling securityholder’s manager, has voting and investment control over the securities that this selling securityholder beneficially owns.

(11)	This selling securityholder is a non-public entity. Tracy V. Maitland, President and Chief Investment Officer at Advent Capital Management LLC, the selling securityholder’s manager, has voting and investment control over the securities that this selling securityholder beneficially owns.

(12)	This selling securityholder is a non-public entity. Brian Taylor, Managing Member of Pine River Capital Management LLC, the selling securityholder’s investment manager, has voting and investment control over the securities that this selling securityholder beneficially owns. This selling securityholder also beneficially owns 226,700 shares of common stock that it acquired prior to purchasing the notes which shares are not being offered hereby.

(13)	William Ellsworth, CEO of Admiral Flagship Master Fund, Ltd., exercises voting and investment power over the securities that the selling securityholder beneficially owns.

(14)	This selling securityholder is a non-public entity. Nick Calamos, CIO of Calamos Advisors LLC, exercises voting and investment power over the securities that the selling securityholder beneficially owns.

(15)	This selling securityholder is a non-public entity. Nicholas-Applegate Capital Management LLC (“Nicholas Applegate”) has voting and investment control over the securities that this selling securityholder beneficially owns. The chief investment officer of Nicholas Applegate Capital Management LLC is Horacio Valeiras, who, in such capacity, has oversight authority over all portfolio managers at Nicholas Applegate. Nicholas Applegate is an affiliate of Nicholas-Applegate Securities LLC, a limited purpose broker-dealer, which was organized for the sole purpose of distributing mutual funds sponsored by Nicholas Applegate. To the knowledge of Nicholas Applegate, the securities listed herein were not acquired as compensation for employment, underwriting, or any other services performed by the selling securityholder for the benefit of the issuer.

(16)	This selling securityholder is a non-public entity. Philippe Jabre exercises voting and investment power over the securities that the selling securityholder beneficially owns.

(17)	Assumes that any other holders of notes or any future transferee from any such holder does not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

PLAN OF DISTRIBUTION

We will not receive any of the proceeds of the sale of the notes or the underlying common stock offered by this prospectus. The notes and the underlying common stock may be sold from time to time to purchasers:

•	directly by the selling securityholders; and

•	through broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock.

The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be “underwriters.” As a result, any profits on the sale of the notes and underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were to be deemed underwriters, the selling securityholders may be subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

If the notes and underlying common stock are sold through broker-dealers or agents, the selling securityholders will be responsible for any applicable discounts or commissions.

The notes and underlying common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the notes and underlying common stock may be listed or quoted at the time of the sale, including the Nasdaq Global Select Market in the case of the common stock;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with sales of the notes and underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and underlying common stock short and deliver notes and underlying common stock to close out short positions, or loan or pledge notes and underlying common stock to broker-dealers that in turn may sell the notes and underlying common stock.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. Selling securityholders may not sell any or all of the notes and the underlying common stock offered by them pursuant to this prospectus. Any selling securityholder may instead transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus. In addition, any notes or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

Our common stock trades on the Nasdaq Global Select Market under the symbol “FNSR.” No assurance can be given as to the development of liquidity or any trading market for the notes. See “Risk Factors — An active trading market for the notes may not develop.”

The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.

Pursuant to the registration rights agreement filed as an exhibit to the registration statement of which this prospectus is a part, we and the selling securityholders will be indemnified by each other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities. For additional information regarding the registration rights agreement, see “Description of Notes — Resale Registration Rights.”

To the extent required, the notes and common stock to be sold, the names of the selling securityholders, the respective purchase price and public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that contains this prospectus.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 750,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share.

The following is a summary of the material terms of our common stock and preferred stock and certain provisions of our certificate of incorporation, bylaws and stockholder rights plan and applicable Delaware Law. The following summary does not purport to be complete and is qualified in its entirety by reference to the terms of our certificate of incorporation, bylaws, stockholder rights plan and Delaware law.

Common Stock

As of January 15, 2010, there were 65,414,725 shares of our common stock outstanding. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of common stock are not entitled to cumulate their votes in the election of directors.

Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably any dividends declared by the board of directors out of funds legally available therefor. See “Dividend Policy.” In the event of a liquidation, dissolution or winding up of Finisar, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Holders of our common stock have no preemptive, conversion or redemption rights. Each outstanding share of common stock is, and all shares of common stock issued upon conversion of the notes will be, fully paid and non-assessable.

Additional shares of authorized common stock may be issued, as authorized by our board of directors from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue preferred stock in one or more series. In addition, the board of directors may fix the rights, preferences, privileges and restrictions of any preferred stock it determines to issue. Any or all of these rights may be superior to the rights of the common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Finisar or to make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of our common stock or adversely affect the voting power or other rights of holders of our common stock.

Potential Anti-takeover Effects of Provisions of Delaware Law and Charter Documents

Delaware Law

Finisar is subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers, which prohibits a Delaware corporation from engaging in any business combination with an “interested stockholder” for a period of three years, unless:

•	prior to the time that a stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to the time that a stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Except as otherwise specified in Section 203, an “interested stockholder” is defined to include (a) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and (b) the affiliates and associates of any such person.

Certificate of Incorporation and Bylaw Provisions

Provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Finisar. These provisions could cause the value of the notes and the price of our common stock to decrease. Some of these provisions allow us to issue preferred stock without any vote or further action by the stockholders, eliminate the right of stockholders to act by written consent without a meeting and eliminate cumulative voting in the election of directors. These provisions may make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in control of Finisar.

Our certificate of incorporation provides that the board of directors will be divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of the board of directors, because the classification of the board of directors generally increases the difficulty of replacing a majority of the directors.

Stockholder Rights Plan

In September 2002, our board of directors adopted a stockholder rights plan under which our stockholders received one share purchase right for each share of our common stock held by them. The rights are not currently exercisable or tradable separately from our common stock and are currently evidenced by the common stock certificates. The rights expire on September 24, 2012 unless earlier redeemed or exchanged by us. Subject to exceptions, the rights will become exercisable when a person or group (other than certain exempt persons) acquires, or announces its intention to commence a tender or exchange offer upon completion of which such person or group would acquire, 20% or more of our common stock without prior board approval. Should such an event occur, then, unless the rights have been redeemed or have expired prior to or are exchanged as a result of such event, Finisar stockholders, other than the acquirer, will be entitled to purchase shares of our common stock at a 50% discount from its then-Current Market Price (as defined) or, in the case of certain business combinations, purchase the common stock of the acquirer at a 50% discount.

Registration Rights of Common Stock

Pursuant to a registration rights agreement dated as of October 15, 2009 between Finisar and the initial purchaser of the notes, we agreed to file, at our expense, with the SEC a registration statement covering resales by holders of the notes and the common stock issuable upon conversion of the notes. See “Description of Notes — Resale Registration Rights.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

Listing on the Nasdaq Global Select Market

Our common stock is listed on the Nasdaq Global Select Market and trades under the symbol “FNSR.”

LEGAL MATTERS

The validity of the notes and the common stock offered hereby will be passed upon for us by DLA Piper LLP (US), East Palo Alto, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule at April 30, 2009 and 2008, and for each of the three years in the period ended April 30, 2009, and has audited the consolidated financial statements of Optium Corporation at August 2, 2008 and July 28, 2007, and for each of the three years in the period ended August 2, 2008, as set forth in their reports included in our Current Report on Form 8-K filed on October 7, 2009, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule and Optium Corporation’s consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities we are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, where our SEC filings our also available. The address of the SEC’s web site is “http://www.sec.gov.” We maintain a website at www.finisar.com. Information contained in or accessible through our website does not constitute a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this registration statement and prospectus the documents listed below, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus (other than current reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K):

•	Our Annual Report on Form 10-K for the fiscal year ended April 30, 2009, as amended by Amendment No. 1 thereto on Form 10-K/A filed on August 28, 2009;

•	Our Quarterly Report on Form 10-Q for the quarter ended August 2, 2009, as amended by Amendment No. 1 thereto on Form 10-Q/A filed on October 7, 2009, and our Quarterly Report on Form 10-Q for the quarter ended November 1, 2009;

•	Our Current Reports on Form 8-K filed on July 9, 2009 (three filings), July 13, 2009, July 16, 2009, July 20, 2009, August 7, 2009, August 12, 2009, September 10, 2009 (items 8.01 and 9.01), September 15, 2009, September 28, 2009, October 6, 2009, October 7, 2009 (two filings), October 9, 2009, October 15, 2009 and November 23, 2009;

•	Our definitive proxy statement filed pursuant to Section 14 of the Exchange Act in connection with our 2009 Annual Meeting of Stockholders filed with the SEC on October 8, 2009; and

•	The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on November 8, 1999.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. Requests should be directed to: Finisar Corporation, Attention: Investor Relations, 1389 Moffett Park Drive, Sunnyvale, CA 94089, telephone: (408) 548-1000.

$100,000,000

FINISAR CORPORATION

5.0% Convertible Senior Notes due 2029
and Shares of Common Stock
Issuable Upon Conversion of the Notes

PROSPECTUS

January 15, 2010